Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

JLMI HOLDINGS, LLC,

JLMI HOLDING CORP.,

JLMI ACQUISITION CORP.

and

JLM INDUSTRIES, INC.

Dated as of October 30, 2003

AGREEMENT AND PLAN OF MERGER, dated as of October 30, 2003 (this “Agreement”), by and among JLMI Holdings, LLC, a Delaware limited liability company (“Parent”), JLMI Holding Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Holding Corp.”), JLMI Acquisition Corp., a Delaware corporation (“Acquisition Sub”), and JLM Industries, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Board of Directors of the Company (the “Company Board”), based upon the unanimous recommendation of a special committee thereof consisting solely of disinterested directors (the “Special Committee”), has approved and declared advisable this Agreement and the transactions contemplated hereby, and has determined that the merger of Acquisition Sub with and into the Company (the “Merger”), with the Company remaining as the surviving corporation (the “Surviving Corporation”), whereby each issued and outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), other than Treasury Shares, Dissenting Shares and Parent Shares (each as defined herein), will, upon the terms and subject to the conditions set forth herein, be converted into the right to receive cash in an amount equal to $1.40 per share, is fair to, and in the best interests of, the holders of such shares of Company Common Stock; and

WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe certain conditions to the Merger;

NOW, THEREFORE, in consideration of the representations, warranties, covenants, agreements and conditions set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time (as defined in Section 1.3), Acquisition Sub shall be merged with and into the Company and the separate corporate existence of Acquisition Sub shall thereupon cease. Following the Effective Time, the Company, as the Surviving Corporation, shall succeed to and assume all of the rights and obligations of Acquisition Sub in accordance with the DGCL.

Section 1.2. Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York City time, on the second business day after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), at the offices of Brown Raysman Millstein Felder & Steiner LLP, 900 Third Avenue, New York, New York 10022, unless another time, date or place is agreed to in writing by the parties hereto (the date on which the Closing is completed being hereinafter referred to as the “Closing Date”).

Section 1.3. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall execute and acknowledge a certificate of merger (the “Certificate of Merger”) and file it with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such subsequent date or time as the Company and Acquisition Sub shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the “Effective Time”).

ARTICLE II

EFFECTS OF THE MERGER

Section 2.1. Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

Section 2.2. Certificate of Incorporation. The certificate of incorporation of the Company (the “Certificate of Incorporation”), as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended as provided therein or by applicable law.

Section 2.3. By-laws. The by-laws of the Company, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation, until thereafter amended as provided therein, by applicable law or the Certificate of Incorporation.

Section 2.4. Officers. From and after the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until they are removed, are replaced or resign.

Section 2.5. Directors. From and after the Effective Time, the directors of Acquisition Sub shall become directors of the Surviving Corporation and shall serve on the Surviving Corporation’s Board of Directors together with any Continuing Directors (as defined below), until their respective successors are duly elected and qualified. The Company shall use its reasonable best efforts to obtain and deliver to Parent and Acquisition Sub the valid resignation, effective as of immediately prior to the Effective Time, of each director of the Company (other than the Continuing Directors). For purposes of this Agreement, “Continuing Directors” shall mean John L. Macdonald.

Section 2.6. Cancellation of Treasury Shares and Parent Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of Company Common Stock that is owned by the Company or by any direct or indirect wholly-owned Subsidiary of the Company (the “Treasury Shares”) or by Parent, Holding Corp. or Acquisition Sub (the “Parent Shares”) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and no consideration shall be paid or delivered in exchange therefor.

Section 2.7. Conversion of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, except as otherwise provided herein, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Treasury Shares, Parent Shares and Dissenting Shares) shall be converted into the right to receive $1.40 in cash (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer remain outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented such shares of Company Common Stock (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.12, without interest.

Section 2.8. Conversion of the Capital Stock of Acquisition Sub. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each issued and outstanding share of capital stock of Acquisition Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

Section 2.9. Option Cash Out. Each option granted to any present or former employee, consultant or director of the Company or any Subsidiary of the Company to acquire Company Common Stock, which is outstanding immediately prior to the Effective Time (each, an “Option”), shall be canceled, effective as of the Effective Time, in exchange for a single lump sum cash payment (less any applicable income or employment tax withholding) equal to the product of (i) the number of shares of Company Common Stock subject to such Option immediately prior to the Effective Time and (ii) the excess, if any, of the Merger Consideration over the exercise price per share of such Option (the “Option Cash Out”); provided that in the event that the exercise price per share of any such Option is equal to or greater than the Merger Consideration, such Option shall be canceled without any cash payment being made in respect thereof. Prior to the Closing, the Company shall take or cause to be taken any and all actions reasonably necessary, including the amendment of stock option plans and other equity-related plans, programs or policies, and shall use its reasonable best efforts to obtain any necessary consent of each holder of Options, to give effect to the treatment of Options pursuant to this Section 2.9.

Section 2.10. Warrant Cash Out. Each warrant issued by the Company or any Subsidiary of the Company to acquire Company Common Stock, which is outstanding immediately prior to the Effective Time (each, a “Warrant”), shall be canceled, effective as of the Effective Time, in exchange for a single lump sum cash payment (less any applicable income or employment tax withholding) equal to the product of (i) the number of shares of Company Common Stock subject to such Warrant immediately prior to the Effective Time and (ii) the excess, if any, of the Merger Consideration over the exercise price per share of such Warrant (the “Warrant Cash Out”); provided that in the event that the exercise price per share of any such Warrant is equal to or greater than the Merger Consideration, such Warrant shall be canceled without any cash payment being made in respect thereof.

Section 2.11. Shares of Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of Company Common Stock held by a person (a “Dissenting Stockholder”) who shall not have voted to adopt this Agreement and who properly demands appraisal for such shares in accordance with Section 262 of the DGCL (“Dissenting Shares”) shall not be converted as described in Section 2.7, but shall, as of the Effective Time, be converted into the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to Section 262 of the DGCL, unless such holder fails to perfect or withdraws or otherwise loses his right to appraisal. If, after the Effective Time, such Dissenting Stockholder fails to perfect or withdraws or loses his right to appraisal, such Dissenting Stockholder’s shares of Company Common Stock shall no longer be considered Dissenting Shares for the purposes of this Agreement and such holder’s shares of Company Common Stock shall thereupon be deemed to have been converted, at the Effective Time, into the right to receive the Merger Consideration set forth in Section 2.7. The Company shall give Parent and Acquisition Sub (i) prompt notice of any demands for appraisal of shares of Company Common Stock received by the Company, and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Parent, such consent not to be unreasonably withheld, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands, except as required by law or regulation or that would not, individually or when taken in the aggregate, have a Company Material Adverse Effect.

Section 2.12. Exchange of Certificates.

(a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company and having a capital and surplus of at least $1,000,000,000 to act as the Paying Agent (the “Paying Agent”) for payment of the Merger Consideration.

(b) Deposit with Paying Agent. As of the Effective Time, Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, deposit or cause to be deposited with the Paying Agent, separate and apart from its other funds, as a trust fund for the benefit of the holders of issued and outstanding shares of Company Common Stock (each, a “Holder”), cash in the amount equal to (1) the aggregate Merger Consideration which Holders of Company Common Stock are entitled to receive pursuant to this Article II, and (2) an amount sufficient to effect the Option Cash Out described in Section 2.9 and the Warrant Cash Out described in Section 2.10. As of the Effective Time and contemporaneous with the deposit of the cash provided by this Section 2.12(b) Parent or the Surviving Corporation shall deliver irrevocable instructions and authority to such Paying Agent to pay to each respective Holder, as evidenced by a list of such Holders certified by an officer of the Surviving Corporation or the Surviving Corporation’s transfer agent, for each share of Company Common Stock, the Merger Consideration upon surrender of their respective Certificates as provided herein. Except as provided in Sections 2.12(c), (d) and (e) hereof, any such deposit of funds shall be irrevocable.

(c) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail (and to make available for collection by hand) to each holder of record of a Certificate or Certificates, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and which shall be in the form and have such other customary provisions as Parent and the

Surviving Corporation may specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the cash (pursuant to Section 2.7 hereof), in each case, to be received by the holder thereof pursuant to this Agreement. Upon surrender of a Certificate for cancellation to the Paying Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate, to be mailed (or made available for collection by hand if so elected by the surrendering holder of a Certificate; provided that payment by hand is permissible by the Paying Agent) within three business days of receipt thereof (but in no case prior to the Effective Time), and the Certificate so surrendered shall be forthwith cancelled. The Paying Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates on the Merger Consideration payable upon the surrender of the Certificates. After the Effective Time, there shall be no further transfer in the records of the Surviving Corporation or its transfer agent of Certificates and, if Certificates are presented to the Company for transfer, they shall be canceled against delivery of the Merger Consideration.

(d) Termination of Merger Fund. Any portion of the Merger Consideration deposited with the Paying Agent pursuant to this Section 2.12 (the “Merger Fund”) that remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to the Surviving Corporation, upon, and in accordance with, any demand by the Surviving Corporation therefor, and any holders of Certificates, who have not theretofore complied with this Section 2.12 shall thereafter look, as general creditors thereof, only to the Surviving Corporation for payment of their claim, if any, for the cash to which such holders may be entitled at such time, subject to escheat and abandoned property and similar laws.

(e) No Liability. None of Parent, Holding Corp., Acquisition Sub, the Surviving Corporation, any of their respective affiliates or the Paying Agent shall be liable to any Person in respect of any cash held in the Merger Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any cash in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.3(b) hereof)), any such cash in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f) Investment of Merger Fund. The Paying Agent shall invest the cash included in the Merger Fund as directed by the Surviving Corporation; provided that such investments shall be in obligations of or guaranteed by the United States of America or in certificates of deposit of commercial banks with capital exceeding $1,000,000,000. Any interest or other income resulting from such investments shall be paid to the Surviving Corporation.

(g) Transfer Taxes. If any cash is to be remitted to a Person (other than the Person in whose name the Certificate surrendered in exchange therefor is registered), it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall pay to the Paying Agent any transfer or other Taxes (as defined in Section 3.10(i) hereof) required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate so surrendered, or shall establish to the satisfaction of the Paying Agent that such Tax either has been paid or is not applicable.

(h) Withholding Rights. The Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of a Certificate or Options or Warrants such amounts as the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provisions of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificate or Options or Warrants in respect of which such deduction and withholding was made by the Surviving Corporation or the Paying Agent.

(i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to this Agreement.

(j) Adjustments to Prevent Dilution. In the event that prior to the Effective Time, solely as a result of a reclassification, stock split (including a reverse stock split), stock dividend or stock distribution which in any such event is made on a pro rata basis to all Holders, there is a change in the number of shares of Company Common Stock outstanding or issuable upon the conversion, exchange or exercise of securities or rights convertible or exchangeable or exercisable for shares of Company Common Stock, then the Merger Consideration, the Option Cash Out and the Warrant Cash Out shall each be equitably adjusted to eliminate the effects of such event.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in the corresponding section of the Company’s Disclosure Schedule delivered concurrently with the delivery of this Agreement (the “Company Disclosure Schedule”), it being understood that matters disclosed pursuant to one section of the Company Disclosure Schedule shall be deemed disclosed with respect to any other section of the Company Disclosure Schedule where it is readily apparent that the matters so disclosed are applicable to such other sections, (ii) as disclosed in the Company SEC Documents (as defined in Section 3.6) filed prior to the date of this Agreement, (iii) as expressly contemplated, or expressly permitted, under this Agreement or any other agreement contemplated hereby, or (iv) as the Company shall have advised Parent and/or Philip S. Sassower in writing at any time after June 26, 2003 but prior to Parent’s execution of this Agreement, the Company hereby represents and warrants to Parent, Holding Corp. and Acquisition Sub as follows:

Section 3.1. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all necessary corporate or other power, as the case may be, required to carry on its business as now conducted. The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction (to the extent such concept is recognized) where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, other than where the failure to be so duly qualified, licensed and in good standing would not have a Company Material Adverse Effect. The Company has heretofore made available to Parent and Acquisition Sub true and complete copies of the Certificate of Incorporation and the by-laws of the Company as currently in effect. As used herein, the term “Company Material Adverse Effect” shall mean with respect to any one or more changes, circumstances, events or effects that, individually or in the aggregate, have, or (other than in the case of prospects) are reasonably likely to have, a material adverse effect on (i) the business, assets, liabilities, prospects, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided that none of the following shall be deemed to constitute a Company Material Adverse Effect: (a) any change in the market price or trading volume of the capital stock of the Company after the date hereof, (b) the suspension of trading in securities generally on the New York Stock Exchange or the American Stock Exchange or the Nasdaq National Market, and (c) any adverse change, event, development, circumstance, effect or offset arising from or relating to (1) business or economic conditions generally or in the chemical, olefin and specialty plastic distribution industries in particular, (2) this Agreement or the transactions contemplated hereby, including the Merger, or the announcement thereof, (3) any change in U.S. generally accepted accounting principles (“GAAP”) applicable to companies in the same industry as the Company or which the Company is required to adopt, or (4) the availability (or non-availability) or cost of financing to Parent or Acquisition Sub, or (ii) the ability of the Company and its Subsidiaries, taken as a whole, to consummate the transactions contemplated hereby.

Section 3.2. Corporate Authorization.

(a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and (subject to approval of the Holders, as set forth in Section 3.2(c) hereof and as contemplated by Section 5.2 hereof), to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly and validly authorized, and this Agreement has been approved by the Special Committee and the Company Board, and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement (subject to the approval of the Holders, as set forth in Section 3.2(c) hereof and as contemplated by Section 5.2 hereof). This Agreement has been duly executed and delivered by the Company, and constitutes, assuming due authorization, execution and delivery of this Agreement by Parent, Holding Corp. and Acquisition Sub, a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b) The Special Committee, at a meeting duly called and held, has by unanimous vote of all its members approved and declared this Agreement and the transactions contemplated hereby advisable and has determined that the Merger is fair to, and in the best interests of, the Company and those Holders who are entitled to receive the Merger Consideration. The Company Board, at a meeting duly called and held, based upon the recommendation of the Special Committee and subject to the terms and conditions set forth herein, (i) has approved and declared this Agreement and the transactions contemplated hereby advisable and has determined that the Merger is fair to, and in the best interests of, the Holders and (ii) has recommended approval by the stockholders of the Company of this Agreement and the Merger.

(c) Notwithstanding the Required Company Votes required pursuant to Section 6.1(a), under applicable law and the Certificate of Incorporation, the affirmative vote of a majority of the votes represented by the shares of Company Common Stock outstanding on the record date, established by the Company Board in accordance with the by-laws of the Company, applicable law and this Agreement, at the Special Meeting (as defined herein), voting together as a single class is the only vote required to approve this Agreement and the transactions contemplated hereby, including the Merger.

Section 3.3. Consents and Approvals; No Violations.

(a) Neither the execution and delivery of this Agreement nor the performance by the Company of its obligations hereunder nor the consummation by the Company of the transactions contemplated hereby will, subject to the approval of the Holders, as set forth in Section 3.2(c) and as contemplated by Section 5.2, (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or the by-laws of the Company or any Subsidiary thereof; (ii) result in a violation or breach of, constitute (with or without due notice or lapse of time or both) a default under, require the consent from or the giving of notice to a third party pursuant to, or give rise to any right of termination, cancellation or acceleration or obligation to repurchase, repay, redeem or acquire or any similar right or obligation under, any of the terms, conditions or provisions of any Material Contract (as defined in Section 3.15) or any note, mortgage, letter of credit, other evidence of indebtedness, guarantee, license, lease, contract or agreement or similar instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their assets is bound (collectively, the “Company Contracts”) or (iii) assuming that the filings, registrations, notifications, authorizations, consents and approvals referred to in subsection (b) below have been obtained or made, as the case may be, violate any order, injunction, decree, statute, rule or regulation of any Governmental Entity (as hereinafter defined) to which the Company or any of its Subsidiaries is subject, excluding from the foregoing clauses (ii) and (iii) such requirements, obligations, defaults, breaches, rights or violations that would not, in the aggregate, have a Company Material Adverse Effect.

(b) No filing or registration with, notification to, or authorization, consent or approval of, any government or any agency, court, tribunal, commission, board, bureau,

department, political subdivision or other instrumentality of any government (including any regulatory or administrative agency), whether federal, state, multinational, provincial, municipal, domestic or foreign (each, a “Governmental Entity”) is required in connection with the execution and delivery of this Agreement by the Company or the performance by the Company of its obligations hereunder, except (i) filings to maintain the good standing of the Company, (ii) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”); (iii) compliance with any applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), and the rules of any applicable stock exchange and of the Nasdaq Stock Market; (iv) compliance with any applicable requirements of state blue sky, securities or takeover laws or stock exchange requirements; (v) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger and the filing of documents, if any, required to be filed in connection with the consummation of the transactions contemplated hereby with the relevant authorities of other states in which the Company is qualified to do business, and (vi) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings the failure of which to be obtained or made would not, in the aggregate, have a Company Material Adverse Effect.

Section 3.4. Capitalization. The authorized capital stock of the Company consists of 30,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, $0.01 par value per share, of the Company (the “Company Preferred Stock”). As of October 16, 2003, there were (i) 9,773,154 shares of Company Common Stock issued and outstanding (and there were an additional 610,979 shares of Company Common Stock held in the treasury of the Company), and (ii) no shares of Company Preferred Stock issued and outstanding. Since August 15, 2003, no shares of capital stock of the Company have been issued, except pursuant to the exercise of Options or Warrants outstanding on such date. All shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive rights. As of August 15, 2003, except for (a) up to 750,000 shares of Company Common Stock reserved for issuance pursuant to outstanding Options and rights granted under the Company’s Long Term Incentive Plan (the “Option Plan”) and having such respective exercise prices per share of Company Common Stock as are set forth in Section 3.4(a) of the Company Disclosure Schedule, (b) up to 75,000 shares of Company Common Stock reserved for issuance under the Company’s Employee Stock Purchase Plan, (c) warrants to purchase up to 1,666,666 shares of Company Common Stock issued to The Philip S. Sassower 1996 Charitable Remainder Annuity Trust (the “Sassower Trust”), (d) shares of Company Common Stock issuable upon conversion of the outstanding principal balance of that certain $2,000,000 secured loan entered into on August 26, 2002 among JLM Realty, Inc. and JLM Industries (South Africa) (Proprietary) Limited and the Sassower Trust (which is convertible at a conversion price equal to $1.20 per share, subject to adjustment for certain dilutive events, in the event that the secured loan and accrued interest are not repaid in full on or prior to December 31, 2003) and (e) warrants to purchase up to 250,000 shares of Company Common Stock issued to Citizens Bank of Massachusetts in connection with a former credit facility of the Company, there were not, and as of the date hereof, there are not, any existing options, warrants, calls, subscriptions, or other rights, or other agreements or commitments, obligating the Company to issue, transfer or sell any shares of capital stock of the Company or any of its Subsidiaries. As of the date hereof, except as set forth in the preceding sentences of this Section 3.4 or as contemplated by this Agreement or as a result of the exercise of Options outstanding as of August 15, 2003, there are outstanding (a) no shares of capital stock or other voting securities of the Company, (b) no securities of the Company or any Subsidiary of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (c) no options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, and (d) no stock appreciation, phantom equity or other equity-based rights issued by the Company that have value based on the capital stock or other voting securities of the Company (the items in clauses (a), (b), (c) and (d) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. No Subsidiary of the Company owns any capital stock or other voting securities of the Company.

Section 3.5. Subsidiaries.

(a) Each Subsidiary of the Company (i) is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization (to the extent such concept is recognized), (ii) has all necessary powers required to carry on its business as now conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification or licensing necessary, other than where the failure to be so duly qualified and in good standing would not have a Company Material Adverse Effect. For purposes of this Agreement, “Subsidiary” means, with respect to any Person, any corporation or other legal entity of which such Person owns, directly or indirectly, 50% or more of the outstanding stock or other equity interests, the holders of which are entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity. All Subsidiaries and their respective jurisdictions of organization are as identified in the Company SEC Documents (as defined in Section 3.6).

(b) All of the outstanding shares of capital stock of each Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable, and such shares are owned by the Company or by a Subsidiary of the Company free and clear of any Liens (as defined hereafter) or limitation on voting rights. There are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issuance, transfer, sale, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the capital stock or other equity interests of any such Subsidiaries. For purposes of this Agreement, “Lien” shall mean any mortgage, lien, pledge, charge, claim, security interest or encumbrance of any kind, except, in the case of securities, for limitations on transfer imposed by federal or state securities laws.

Section 3.6. SEC Documents. The Company has filed all reports, proxy statements, registration statements, forms and other documents required to be filed by it with the Securities and Exchange Commission (“SEC”) since January 1, 2001 (collectively, including all exhibits and schedules thereto and documents incorporated by reference therein, the “Company

SEC Documents”). No Subsidiary of the Company is required to file any report, proxy statement, registration statement, form or other document with the SEC. None of the Company SEC Documents (other than the financial statements and notes and schedules thereto contained therein, as to which representations are made in Section 3.7), as of their respective filing and effective dates (or, if amended prior to the date of this Agreement, as of the respective filing and effective dates of such amendment), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (except to the extent amended, revised or superseded by a subsequently filed Company SEC Document that has been filed with the SEC prior to the date of this Agreement). All of such Company SEC Documents (as amended prior to the date of this Agreement, if amended prior to the date of this Agreement) complied in form and substance, in all material respects, with the applicable requirements of the Securities Act and the Exchange Act, each as in effect on the date so filed (except to the extent amended, revised or superseded by a subsequently filed Company SEC Document that has been filed with the SEC prior to the date of this Agreement).

Section 3.7. Financial Statements; No Undisclosed Liabilities.

(a) The quarterly and annual historical consolidated financial statements of the Company (including any notes and schedules thereto) included in the Company SEC Documents (i) were prepared from the books and records of the Company and its Subsidiaries, (ii) complied as to form in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as in effect on the date of filing and effectiveness thereof, (iii) were prepared in conformity with GAAP as in effect as of the dates of such financial statements, applied on a consistent basis (except as may be indicated therein or in the notes thereto and, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) during the periods involved and (iv) fairly present, in all material respects, the consolidated financial position of the Company and its respective consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods therein indicated (subject, in the case of unaudited statements, to normal year-end audit adjustments that are not expected to be material in amount).

(b) Except (1) as set forth, reflected or reserved against in the consolidated balance sheet (including the notes thereto) of the Company included in its Annual Report on Form 10-K (the “Form 10-K”) for the fiscal year ended December 31, 2002, (2) as set forth, reflected or reserved against in any consolidated balance sheet (including the notes thereto) of the Company included in any other Company SEC Documents filed with the SEC after the filing date of the Form 10-K and prior to the date hereof, (3) for liabilities and obligations incurred since June 30, 2003 in the ordinary course of business consistent with past practice, or not otherwise prohibited pursuant to this Agreement, and (4) for liabilities and obligations incurred in connection with the Merger or any other transaction or agreement contemplated by this Agreement, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) other than liabilities and obligations which would not, in the aggregate, have a Company Material Adverse Effect.

Section 3.8. Proxy Statement; Other Filings. None of the information contained in the Proxy Statement (as defined in Section 5.2(b)) (and any amendments thereof or supplements thereto) will at the time of the mailing of the Proxy Statement to the Holders, at the time of the Special Meeting (as defined in Section 5.2(a)), and at the time of any amendments thereof or supplements thereto, and none of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Schedule 13E-3 (as defined in Section 5.2(b)) to be filed with the SEC concurrently with the filing of the Proxy Statement, will, at the time of its filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to statements made or omitted in the Proxy Statement or Schedule 13E-3 relating to Parent, Holding Corp., Acquisition Sub or their respective affiliates (including John L. Macdonald (“Macdonald”) and Phoenix JLM Holdings, LLC (“Phoenix Group”)) based on information supplied by Parent, Holding Corp., Acquisition Sub or their respective affiliates (including Macdonald and Phoenix Group) for inclusion or incorporation by reference in the Proxy Statement or Schedule 13E-3. The Proxy Statement and the Schedule 13E-3 will comply as to form in all material respects with the provisions of the Exchange Act, except that no representation is made by the Company with respect to the statements made or omitted in the Proxy Statement or Schedule 13E-3 relating to Parent, Holding Corp., Acquisition Sub or their respective affiliates (including Macdonald and Phoenix Group) based on information supplied by Parent, Holding Corp., Acquisition Sub or their respective affiliates (including Macdonald and Phoenix Group) for inclusion or incorporation by reference in the Proxy Statement or Schedule 13E-3.

Section 3.9. Absence of Material Adverse Changes, etc. Other than in connection with or arising out of this Agreement, and the transactions and other agreements contemplated hereby, since June 30, 2003, the Company and its Subsidiaries have conducted their business only in the ordinary course consistent with past practice, and there has not been (i) a Company Material Adverse Effect or (ii) any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1 of this Agreement.

Section 3.10. Taxes.

(a) (i) Except for such matters as would not have a Company Material Adverse Effect, all Tax Returns required to be filed by or on behalf of the Company or any of its Subsidiaries have been timely filed in the manner prescribed by law, and all such Tax Returns are true, complete and accurate in all material respects; (ii) except to the extent that the same are being contested in good faith through appropriate proceedings, all Taxes due and owing (whether or not reflected on any Tax Return) by the Company or any Subsidiary of the Company have been timely paid, or adequately reserved or properly accounted for in accordance with GAAP; (iii) to the Company’s knowledge, there is no presently pending, scheduled or commenced audit, examination, deficiency, refund litigation, proposed adjustment, proceeding (whether judicial or administrative) or matter in controversy relating to Taxes of the Company or any Subsidiary of the Company; (iv) except for such matters as would not have a Company Material Adverse Effect, there are no liens for Taxes on any asset of the Company or any Subsidiary of the Company, other than liens for Taxes not yet due and payable; and (v) the Company and each of its Subsidiaries has duly and timely withheld in all material respects all Taxes (including employee-related Taxes) required to be withheld and such withholding Taxes have been either duly and timely paid to the proper Governmental Entity or properly set aside in accounts for such purposes.

(b) Except for such matters as would not have a Company Material Adverse Effect, no agreement or other document waiving, extending, or having the effect of waiving or extending, the statute of limitations, the period of assessment or collection of any Taxes on or in respect of the Company or its Subsidiaries, and no power of attorney with respect to any such Taxes has been filed with any Governmental Entity which waiver, extension or power of attorney is currently in effect. Except for such matters as would not have a Company Material Adverse Effect, neither the Company nor its Subsidiaries has requested or been granted an extension of time (other than an automatic extension not requiring the consent of any Governmental Entity) for filing any Tax Return to a date later than the date of this Agreement.

(c) The statutes of limitations for the income Tax Returns of the Company and the Subsidiaries of the Company have expired or otherwise have been closed for all taxable periods ending on or before the end of the Company’s fiscal year ended December 31, 1995.

(d) The Company has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the 5-year period ending on the date hereof.

(e) Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any person other than the Company or any of its Subsidiaries (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor or (iii) by contract.

(f) Except for such matters as would not have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code (or any similar provisions of state, local or foreign law) in its current or in any future taxable period by reason of a change in accounting method.

(g) No written claim against or in respect of the Company or any Subsidiary (other than a claim that has been finally settled) has been made by any governmental authority during the period from January 1, 1998 until the date of this Agreement in a jurisdiction where the Company or any Subsidiary does not file Tax Returns or pay or collect Taxes in respect of a particular type of Tax imposed by that jurisdiction, that the Company or any Subsidiary is or may be subject to an obligation to file Tax Returns or pay or collect Taxes in respect of such Tax in that jurisdiction.

(h) During the period from January 1, 1998 until the date of this Agreement, neither the Company nor any Subsidiary has received or applied for a Tax ruling and has not entered into a closing agreement pursuant to Section 7121 of the Code, or any predecessor provision or similar provision of state or local law which closing agreement currently is in effect.

(i) For purposes of this Agreement, (i) “Taxes” means all taxes, levies or other like assessments, charges or fees (including estimated taxes, charges and fees), including income, corporation, advance corporation, gross receipts, transfer, excise, property, sales, use, value-added, license, payroll, withholding, social security and franchise or other governmental taxes or charges, imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof, and such term shall include any interest, penalties or additions to tax attributable to such taxes and (ii) “Tax Return” means any report, return, statement, declaration, form or other written information required to be supplied to a taxing or other governmental authority in connection with Taxes.

Section 3.11. Employee Benefit Plans.

(a) The Company has heretofore delivered or made available to Acquisition Sub true and complete copies of (i) each employee benefit, employment, consulting, compensation or incentive plan, policy, arrangement or agreement sponsored, maintained or required to be contributed to by the Company or any Subsidiary or to which the Company or any Subsidiary is a party (collectively, the “Plans”); (ii) if any Plan is funded through a trust or any third party funding vehicle (including insurance), copies of such trust or other vehicle; and (iii) with respect to each Plan (as applicable), the most recent actuarial and trust reports, the most recent Form 5500, the most recent IRS determination letter, summary plan description, and all material communications received from or sent to the IRS, the Pension Benefit Guaranty Corporation (the “PBGC”) or the Department of Labor (including a written description of any oral communication).

(b) The consummation of the transactions contemplated hereby will not give rise to any payment (or acceleration of vesting of any amounts or benefits) that will be an “excess parachute payment” as defined in Section 280G of the Code.

(c) Neither the Company nor any entity required to be aggregated therewith pursuant to Section 4001(b) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or Section 414(b) or (c) of the Code (collectively, the “Company Group”) has incurred, or reasonably expects to incur, any material liability (i) under Title IV of ERISA (other than for the payment of PBGC insurance premiums in the ordinary course), (ii) under Section 4975 of the Code or Section 406 of ERISA, or (iii) in connection with any failure to satisfy the minimum funding requirements of Section 412 of the Code or Section 302 of ERISA.

(d) Each of the Plans has been operated and administered in all material respects in accordance with the terms of such Plan and all applicable laws, except where such noncompliance would not have a Company Material Adverse Effect, and no governmental audits, actions, suits or claims are pending in connection with any Plan or, to the knowledge of the Company, threatened which, if adversely resolved, would have a Company Material Adverse Effect.

(e) Each of the Plans which is intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified, and the Company has no knowledge of any condition or event that could reasonably be expected to adversely affect such qualified status. No Plan is a “multiple employer plan” for purposes of sections 4063 or 4064 of ERISA or a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

Section 3.12. Environmental Matters.

(a) The Company and each of its Subsidiaries is in compliance with all applicable Environmental Laws, including possessing all permits, authorizations, licenses, approvals and other governmental authorizations required for its operations under applicable Environmental Laws (all of the foregoing, the “Environmental Permits”), except for such violations, if any, that would not, in the aggregate, have a Company Material Adverse Effect. All such Environmental Permits are in effect, no appeal nor any other action is pending to revoke or modify any such Environmental Permit, and the Company and each of its Subsidiaries are in compliance with all terms and conditions of such Environmental Permits, except for such failures to maintain in effect, such appeal, or other actions, or such violations, if any, that would not, in the aggregate, have a Company Material Adverse Effect.

(b) There is no pending or, to the knowledge of the Company, threatened claim, lawsuit, or proceeding against the Company or any of its Subsidiaries, under or pursuant to any Environmental Law, which, if adversely resolved, would have a Company Material Adverse Effect, and neither the Company nor any of its Subsidiaries has received written notice from any Person, including any Governmental Entity, alleging that the Company or any of its Subsidiaries has been or is in violation or potentially in violation of any applicable Environmental Law, the adverse consequences of which written notice would have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written request for information from any Person, including but not limited to any Governmental Entity, related to any potential liability under or noncompliance with any applicable Environmental Law, except for such liability or noncompliance that would not, in the aggregate, have a Company Material Adverse Effect.

(c) With respect to the real property that is currently or, to the knowledge of the Company, formerly owned, leased or operated by the Company or any of its Subsidiaries or any of their predecessors in interest, there have been no Releases of Hazardous Substances on, under, above or from any of such real property except for those that would not, in the aggregate, have a Company Material Adverse Effect.

(d) Neither the Company nor any of its Subsidiaries has entered into any written agreement that would reasonably be expected to require them to pay to, reimburse, guarantee, pledge, defend, indemnify or hold harmless any Person from or against any liabilities or costs arising out of or related to the generation, manufacture, use, transportation or disposal of Hazardous Substances, or otherwise arising in connection with or under Environmental Laws, except for such liabilities or costs, if any, that would not, in the aggregate, have a Company Material Adverse Effect.

(e) To the knowledge of the Company, neither the Company, nor any of its Subsidiaries, within the next five years, will be required to expend monies for capital improvements in order to comply or maintain compliance with applicable Environmental Laws, except for such expenditures that would not have a Company Material Adverse Effect.

(f) The Company has provided to Acquisition Sub all material environmental assessments, compliance audits, studies, written allegations of noncompliance or liability and other material documents in its possession, custody or control materially bearing on liabilities (i) arising from the environmental conditions on, under or about the properties or assets currently or formerly owned, leased, operated or used by the Company or any of its Subsidiaries or any predecessor in interest thereto or (ii) relating to the Release of Hazardous Substances by the Company or its Subsidiaries or any predecessors in interest.

(g) For purposes of this Agreement (i) “Environmental Laws” shall mean all foreign, federal, state and local laws, regulations, rules and ordinances relating to pollution or protection of the environment or public health (but excluding occupational safety and health), including laws relating to Releases or threatened Releases of Hazardous Substances into the indoor or outdoor environment (including ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Substances as the foregoing are enacted and in effect on or prior to the date hereof, (ii) “Hazardous Substance” shall mean any substance, whether solid, liquid or gaseous, which is listed, defined or regulated as a “hazardous substance”, “hazardous material”, “hazardous waste”, “pollutant”, “toxic substance”, “hazardous material waste”, or “contaminant” or is otherwise classified as hazardous or toxic, in or pursuant to any Environmental Laws; or which contains asbestos, petroleum or petroleum products, and (iii) “Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water or groundwater.

Section 3.13. Litigation; Compliance with Laws.

(a) There is no action, suit, charge, complaint, grievance or proceeding pending (each, an “Action”) against, or to the knowledge of the Company overtly threatened against, the Company or any Subsidiary of the Company or any of their respective properties, or any of their officers, employees or directors in their capacity as such, or, to the knowledge of the Company, any other Person with respect to which, in whole or in part, the Company or any Subsidiary of the Company is liable or has agreed to indemnify such other Person, before any court or arbitrator or any Governmental Entity, except for those that would not, in the aggregate, have a Company Material Adverse Effect.

(b) The Company and its Subsidiaries are in compliance with all applicable laws, ordinances, rules and regulations of any federal, state, local or foreign Governmental Entity applicable to their respective financial statements, accounting practices, corporate governance, businesses and operations, except for such failures to be in compliance that would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company and its Subsidiaries have all governmental licenses, permits, authorizations, consents and approvals (collectively, “Licenses”) required to carry on their respective business as now conducted and all such Licenses are in full force and effect, other than any such Licenses the failure of which to have or to be in full force and effect would not, in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any Subsidiary thereof has received notification from any Governmental Entity of any intent to revoke or terminate, or of any proceedings regarding, any of their material Licenses, except for any revocations or terminations that would not, in the aggregate, have a Company Material Adverse Effect.

Section 3.14. Intellectual Property.

(a) To the knowledge of the Company, the Company and its Subsidiaries own or have the right to use all Intellectual Property (as defined hereafter) used in or necessary for the conduct, in all material respects, of the business of the Company and its Subsidiaries as such business is currently conducted.

(b) (i) all of the registrations relating to material Intellectual Property owned by the Company and its Subsidiaries are subsisting and have not been cancelled, and all the material owned Intellectual Property is free of all Liens, and has not been abandoned; (ii) the Company and its Subsidiaries do not, to the knowledge of the Company, infringe or otherwise violate, and neither the Company nor any of its Subsidiaries has received any written or overt notice of potential infringement or other violation of, the Intellectual Property rights of any third party in any material respect; (iii) no third party is challenging, or, to the knowledge of the Company, infringing on or otherwise materially violating any right of the Company or any of its Subsidiaries in or to any Intellectual Property owned or licensed by the Company or any of its Subsidiaries; (iv) no judgment, decree, injunction, rule or order has been rendered by any Governmental Entity which would limit, cancel or question the validity of, or the Company’s or its Subsidiaries’ rights in and to, any Intellectual Property owned or used by the Company in any respect except for those that would not, in the aggregate, have a Company Material Adverse Effect; and (v) neither the Company nor any of its Subsidiaries has received notice of any pending or threatened suit, action or proceeding that seeks to limit, cancel or question the validity of, or the Company’s or any of its Subsidiaries’ rights in and to, any Intellectual Property, except for those that would not, in the aggregate, have a Company Material Adverse Effect.

(c) For purposes of this Agreement, “Intellectual Property” shall mean all rights provided under U.S. state and foreign law relating to intellectual property, including all (a) patents, patent applications, patent disclosures, and all rights related thereto including all reissues, divisions, and continuations; (b) proprietary inventions, discoveries, processes, formulae, designs, methods, techniques, procedures, concepts, developments, technology, new and useful improvements thereof and proprietary know-how relating thereto, whether or not patented or eligible for patent protection; (c) copyrights and copyrightable works, including computer applications, programs, software, databases, Internet websites, and related items; (d) trademarks, service marks, trade names, trade dress, and domain names, and the goodwill of the business symbolized thereby, and all common-law rights relating thereto; and (e) trade secrets and other confidential information, (f) all registrations, applications and recordings for any of the foregoing, and (g) licenses of any of the foregoing.

(d) Except as set forth in Section 3.14 of the Company Disclosure Schedule, the consummation of the transactions contemplated hereby will not result in the loss or impairment of the Company’s or any of its Subsidiaries’ ownership or use of any Company Intellectual Property or any Intellectual Property under the Intellectual Property Licenses.

Section 3.15. Material Contracts.

(a) As used herein, “Material Contracts” shall mean all “material contracts” described in Item 601(b)(10) of Regulation S-K (other than this Agreement) to which the Company or its Subsidiaries is a party or may be bound on the date hereof and that are required to be filed with the SEC.

(b) All Material Contracts are valid and in full force and effect, except to the extent they have previously expired in accordance with their terms or to the extent the failure to be in full force and effect would not have a Company Material Adverse Effect. None of the Company, its Subsidiaries, or, to the knowledge of the Company, the other parties thereto, has violated any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of, any Material Contract, except in each case for those violations and failures which would not result in a Company Material Adverse Effect.

Section 3.16. Indebtedness.

(a) Except for (i) Indebtedness (as defined herein) described in the notes to the Company’s unaudited consolidated financial statements included in its Quarterly Report on Form 10-Q for the three months ended June 30, 2003 (the “Latest Form 10-Q”), (ii) Indebtedness included in the amount set forth under total liabilities on the balance sheet included in the Latest Form 10-Q, (iii) Indebtedness of the Company to any of its wholly owned Subsidiaries or of any Subsidiary of the Company to the Company, (iv) Indebtedness incurred under the Company’s existing credit facilities and (v) other Indebtedness not in excess of $250,000 in the aggregate, the Company and its Subsidiaries have no outstanding Indebtedness and no contracts, agreements, understandings or other obligations relating to Indebtedness, other than Indebtedness incurred after the date hereof in compliance with Section 5.1(j) hereof.

(b) For the purposes of this Agreement, “Indebtedness” means, without duplication, (i) any indebtedness, notes payable (including notes payable in connection with acquisitions), accrued interest payable or other obligations of the Company and its Subsidiaries for borrowed money, whether current, short-term, or long-term, secured or unsecured, (ii) any purchase money indebtedness of the Company and its Subsidiaries for purchases of property or assets, (iii) any lease obligations of the Company and its Subsidiaries under leases which are capital leases in accordance with GAAP, (iv) any financing of the Company and Subsidiaries effected through “special purpose entities” and any synthetic leases and project financing, (v) any obligations of the Company or its Subsidiaries in respect of banker’s acceptances or letters of credit (other than stand-by letters of credit in support of ordinary course trade payables or for the benefit of the administrator of any Company self-insured workers compensation program), (vi) any liability of the Company or its Subsidiaries with respect to interest rate swaps, collars, caps and similar hedging obligations, (vii) the obligations pursuant to any class of preferred stock (other than Company Preferred Stock) and any dividends accrued thereon, (viii) any indebtedness referred to in clauses (i) through (vii) above of any Person or entity other than the Company which is either guaranteed by, or secured by any Lien upon any property or assets owned by, the Company or any of its Subsidiaries and (ix) any prepayment penalties resulting from the discharge of any of the foregoing obligations which are or will be actually prepaid pursuant to a pre-existing contractual arrangement as a result of the transactions contemplated hereby; provided that the foregoing definition of Indebtedness shall not include ordinary course trade payables and accrued expenses (other than interest). In addition to the foregoing, “Indebtedness” also includes any indebtedness that will become due or owing as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

Section 3.17. Real Estate.

(a) The Company or one of its Subsidiaries has good, valid and marketable title to each parcel of real property owned in fee by the Company or any of its Subsidiaries (the “Company Fee Property”) and a good and valid leasehold interest in each parcel of real property leased by the Company or any of its Subsidiaries (the “Company Leased Property” and together with the Company Fee Property, the “Company Real Property”). To the Company’s knowledge, (i) the Company or one of its Subsidiaries has the right to use and occupancy of the Company Leased Property for the full term of the lease relating thereto, except for any failure which would not, in the aggregate, have a Company Material Adverse Effect, (ii) each such lease is a legal, valid and binding agreement, enforceable in accordance with its terms, of the parties thereto and there is no, nor has the Company or any of its Subsidiaries received notice of any, default thereunder (or any condition or event, which, after notice or a lapse of time or both would constitute a default thereunder), and (iii) neither the Company nor any of its Subsidiaries has assigned its interest under any such lease or sublet any part of the premises covered thereby or exercised any option or right thereunder except as would not, in the aggregate, have a Company Material Adverse Effect.

Section 3.18. Labor Relations and Employment.

(a) Except as would not, in the aggregate, have a Company Material Adverse Effect, (i) there is no labor strike, dispute, slowdown, stoppage, concerted refusal to work overtime or lockout actually pending, or to the knowledge of the Company, overtly threatened or being carried out against the Company or its Subsidiaries which may interfere with the respective business activities of the Company or any of its Subsidiaries; (ii) there are no labor disputes currently subject to any grievance procedure, arbitration or litigation; (iii) neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association; (iv) none of the employees of the Company or any of its Subsidiaries is represented by any labor organization and neither the Company nor any of its Subsidiaries have any knowledge of any union organizing activities among such employees, nor does any question concerning representation exist concerning such employees; and (v) there has not occurred, to the knowledge of the Company, a substantial union organizing event at one or more facilities of the Company or its domestic Subsidiaries in respect of which there is a reasonable risk that such event would have a material adverse impact on the labor costs of the Company and its Subsidiaries taken as a whole.

(b) The Company and its Subsidiaries are and have been in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment (including termination of employment), wages, hours of work, occupational safety and health, and worker classification, and are not engaged in any unfair labor practices, except for such violations, if any, which, individually or in the aggregate, would not have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received notice of the intent of any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to employees and, to the knowledge of the Company, no such investigation is in progress which would, in the aggregate, have a Company Material Adverse Effect.

Section 3.19. Insurance. All insurance policies carried by or covering the Company and its Subsidiaries with respect to their business, assets and properties (the “Insurance Policies”) are in full force and effect, and no notice of cancellation has been received by the Company or any of its Subsidiaries with respect to any material Insurance Policy which has not been cured by the payment of premiums that are due. All premiums due on the Insurance Policies have been paid in a timely manner and the Company and the Subsidiaries have complied in all material respects with the terms and provisions of the Insurance Policies. The insurance coverage provided by the Insurance Policies (including, without limitation, as to deductibles and self-insured retentions) is reasonable and customary as compared to similarly situated companies engaged in a similar business.

Section 3.20. Opinion of Financial Advisors. The Special Committee has received the opinion of BB&T Capital Markets, a division of Scott & Stringfellow, Inc. (“BB&T”), to the effect that the Merger Consideration is fair, from a financial point of view, to those holders of issued and outstanding shares of Company Common Stock who are entitled to receive such Merger Consideration pursuant to Section 2.7, and a complete and correct copy of such opinion has been, or promptly upon receipt thereof will be delivered to, Parent and Acquisition Sub. The Company has been authorized by BB&T to include such opinion in its entirety in the Proxy Statement.

Section 3.21. Finders’ and Other Fees. Except for (1) the Financing Fee payable to Phoenix Group as contemplated by Section 4.8, which shall be paid by Parent, and (2) amounts payable to BB&T in connection with their provision of the opinion referred to in Section 3.20, there is no investment banker, broker, finder or other similar intermediary which has been retained by, or is authorized to act on behalf of, the Special Committee, the Company or any Subsidiary of the Company, or any employee or consultant of the Company or any Subsidiary of the Company, that would be entitled to any fee, commission, sale bonus or similar payment from the Special Committee, the Company, any Subsidiary of the Company, Parent, Holding Corp., Acquisition Sub or any of Parent’s or Acquisition Sub’s affiliates upon consummation of the transactions contemplated hereby.

Section 3.22. State Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation enacted under any state law (with the exception of Section 203 of the DGCL) applicable to the Company is applicable to the Merger or the other transactions contemplated hereby. Based, in part, on information provided by Parent to the Company on or prior to the date hereof, the action of the Board of Directors of the Company in approving this Agreement and the transactions contemplated hereby is sufficient to render the restrictions on “business combinations” set forth in Section 203 of the DGCL inapplicable to this Agreement and the transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

PARENT AND ACQUISITION SUB

Each of Parent, Holding Corp. and Acquisition Sub (each, an “Acquiror Entity”) hereby jointly and severally represents and warrants to the Company as follows:

Section 4.1. Corporate Existence and Power. Acquisition Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power required to carry on its business as now conducted. Holding Corp. is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power required to carry on its business as now conducted. Parent is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all necessary power required to carry on its business as now conducted. Each Acquiror Entity is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for those jurisdictions where failures to be so qualified or licensed or in good standing would not, in the aggregate, have an Acquiror Entity Material Adverse Effect. Each Acquiror Entity has heretofore delivered or made available to the Company true and complete copies of its organizational documents, as currently in effect. As used herein, the term “Acquiror Entity Material Adverse Effect” shall mean any one or more changes, circumstances, events or effects that, individually or in the aggregate, have or are reasonably likely to have a material adverse effect on (i) the business, assets, liabilities, results of operations or financial condition of the Acquiror Entities, taken as a whole, provided that none of the following shall be deemed to constitute an Acquiror Entities Material Adverse Effect: (a) any adverse change, event, development, circumstance, effect or offset relating to (1) general business or economic conditions or (2) the industries in which the Acquiror Entities operate, unless, in each case, such change, event, development, circumstance, effect or offset disproportionately affects the Acquiror Entities (relative to other similar companies) or (3) this Agreement or the transactions contemplated hereby, and (4) any adverse change, event, development, circumstance or effect existing from or relating to any change in GAAP, or (ii) the ability of any Acquiror Entity, taken as a whole, to consummate the transactions contemplated hereby.

Section 4.2. Authorization. Each Acquiror Entity has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly and validly authorized and this Agreement has been approved by the Board of Managers of Parent and the Board of Directors of Holding Corp., and no other proceedings on the part of any Acquiror Entity is necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by each Acquiror Entity and constitutes, assuming due authorization, execution and delivery of this Agreement by the Company, a valid and binding obligation of each Acquiror Entity, enforceable against each Acquiror Entity in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 4.3. Consents and Approvals; No Violations.

(a) Neither the execution and delivery of this Agreement nor the performance by any Acquiror Entity of its obligations hereunder nor the consummation by any Acquiror Entity of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the certificate of incorporation, certificate of formation, by-laws or operating agreement, as applicable, of such Acquiror Entity; (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or obligation to repurchase, repay, redeem or acquire or any similar right or obligation) under any of the terms, conditions or provisions of any note, mortgage, letter of credit, other evidence of indebtedness, guarantee, license, lease, contract or agreement or similar instrument or obligation to which such Acquiror Entity is a party or by which it or its assets is bound; or (iii) assuming that the filings, registrations, notifications, authorizations, consents and approvals referred to in subsection (b) below have been obtained or made, as the case may be, violate any order, injunction, decree, statute, rule or regulation of any Governmental Entity to which such Acquiror Entity is subject, excluding from the foregoing clauses (ii) and (iii) such requirements, defaults, breaches, rights or violations that would not, in the aggregate, have an Acquiror Entity Material Adverse Effect.

(b) No filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity is required in connection with the execution and delivery of this Agreement by any Acquiror Entity or the performance by any Acquiror Entity of its obligations hereunder, except (i) filings to maintain the good standing of such Acquiror Entity; (ii) compliance with any applicable requirements of the HSR Act; (iii) compliance with any applicable requirements of the Securities Act and the Exchange Act; (iv) compliance with any applicable requirements of state blue sky or takeover laws or stock exchange requirements; (v) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger and (vi) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings the failure of which to be obtained or made would not, in the aggregate, have an Acquiror Entity Material Adverse Effect.

Section 4.4. Litigation. As of the date hereof, there is no suit, claim, action, proceeding or investigation pending, or, to the knowledge of any Acquiror Entity, overtly threatened against any Acquiror Entity, at law or in equity, that, individually or in the aggregate, could reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby (it being understood that the mere filing of litigation, or mere existence of litigation, by or on behalf of stockholders of the Company, that challenges or otherwise seeks damages with respect to such transactions shall not in and of itself be deemed to have such effect). No Acquiror Entity is subject to any outstanding order, writ, injunction or decree that could reasonably be expected to have an Acquiror Entity Material Adverse Effect.

Section 4.5. Capitalization. As of the date of this Agreement, the authorized capital stock of Acquisition Sub consists of 1,000 shares of common stock, par value of $.001 per share, all of which are issued and outstanding and owned by Holding Corp. As of the date of this Agreement, the authorized capital stock of Holding Corp. consists of 1,000 shares of common stock, par value $.001 per share, all of which are issued and outstanding and owned by Parent. All the issued and outstanding limited liability company membership interests in Parent have been duly authorized, validly issued and are fully paid and nonassessable and are owned free and clear of all liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or such other ownership interest).

Section 4.6. Proxy Statement. None of the information relating to the Acquiror Entities and supplied or to be supplied by any Acquiror Entity or its respective affiliates specifically for inclusion or incorporation by reference in the Proxy Statement (and any amendments thereof or supplements thereto) will, at the time of the mailing of the Proxy Statement to the stockholders of the Company, at the time of the Special Meeting, and at the time of any amendments thereof or supplements thereto, and none of the information relating to any Acquiror Entity or its respective affiliates and supplied or to be supplied by any Acquiror Entity or its respective affiliates specifically for inclusion in or incorporation by reference to the Schedule 13E-3, will, at the time of its filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation is made by any Acquiror Entity with respect to statements made in any of the foregoing documents based upon information supplied by the Company or its Subsidiaries.

Section 4.7. Acquiror Entity’s Operations. Each Acquiror Entity was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and has not, other than in connection with the transactions contemplated hereby or thereby and other than those incidental to its organization and maintenance of corporate existence, (i) engaged in any business activities, (ii) conducted any operations, (iii) incurred any liabilities or (iv) owned any assets or property.

Section 4.8. Financing. Parent, Holding Corp. and Acquisition Sub have previously delivered to the Company a fully executed commitment letter from Phoenix Group or its members or affiliates and accepted by Parent, providing the terms and conditions upon which Phoenix Group or such other lender has committed to provide senior subordinated debt financing required in connection with the Merger (the “Financing Letter”). The financing contemplated by the Financing Letter (the “Financing”) is sufficient to pay the aggregate Merger Consideration, the Option Cash Out and the Warrant Cash Out, and pay all fees and expenses to be paid by Parent, Holding Corp., Acquisition Sub, the Company or any of their respective affiliates related to the transactions contemplated hereby. The Financing Letter is in full force and effect as of the date hereof. The obligation to fund the commitment under the Financing Letter is not subject to any condition other than as set forth in the Financing Letter. Parent is not aware of any fact or occurrence existing on the date of this Agreement that makes any of the assumptions or statements set forth in the Financing Letter inaccurate or that causes the Financing Letter to be ineffective with respect to Parent, Holding Corp., Acquisition Sub or the Merger or that precludes or that is reasonably likely to preclude the satisfaction of the conditions set forth in the Financing Letter. In connection with the Financing, Phoenix Group shall be entitled to receive, at the Closing, a financing fee, payable in cash, equal to two percent (2%) of the principal amount of the Financing committed and funded by third party lenders not affiliated with Parent, Holding Corp. or Acquisition Sub (the “Financing Fee”). All commitment and other fees, including the Financing Fee, required to be paid under the Financing Letter on or prior to the date hereof have been paid.

Section 4.9. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by Macdonald, Phoenix Group or any Acquiror Entity.

ARTICLE V

COVENANTS OF THE PARTIES

Section 5.1. Conduct of the Business of the Company. During the period from the date of this Agreement and continuing until the Effective Time or earlier termination of this Agreement, the Company agrees as to itself and its Subsidiaries that (except as (i) expressly contemplated or permitted by this Agreement, (ii) as required by a Governmental Entity of competent jurisdiction, (iii) to the extent pre-approved in writing by Parent prior to, or contemporaneously with, this Agreement, or (iv) to the extent that Parent shall otherwise consent in writing):

(a) Ordinary Course.

(i) The Company and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course and consistent with past practice. Without limiting the foregoing, the Company and its Subsidiaries shall use their reasonable best efforts to preserve substantially intact their present lines of business, maintain their rights and franchises and preserve substantially intact their relationships with customers, suppliers and others having business dealings with them and keep available the services of their present officers and employees, in each case to the end that their ongoing businesses shall not be impaired in a manner that would have a Company Material Adverse Effect at the Effective Time.

(ii) The Company shall not, and shall not permit any of its Subsidiaries to, (A) enter into any new material line of business or (B) incur or commit to any capital expenditures, except for (x) capital expenditures up to the aggregate amount set forth in a capital expenditure budget plan previously approved by the Company Board for fiscal year 2003 and fiscal year 2004 delivered to Parent prior to the date of this Agreement, (y) capital expenditures not covered by clause (x) up to an aggregate amount of $500,000 or (z) such other capital expenditures consented to by Parent, such consent not to be unreasonably withheld.

(iii) The Company shall, and shall cause its Subsidiaries to, comply in all material respects with all applicable laws, ordinances, rules and regulations of any federal, state, local or foreign Governmental Entity applicable to their respective financial statements, accounting practices, corporate governance, businesses and operations, including the Sarbanes-Oxley Act of 2002, as the same may be amended from time to time, and the rules and regulations promulgated thereunder.

(b) Dividends; Changes in Share Capital. Except as and to the extent specifically permitted or contemplated by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to (i) declare, set aside or pay any dividend or other distribution with respect to any of its capital stock (except for dividends by wholly-owned Subsidiaries of the Company), (ii) split, combine or reclassify any of its capital stock or issue any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly-owned Subsidiary of the Company which remains a wholly-owned Subsidiary after consummation of such transaction, or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

(c) Issuance of Securities. The Company shall not, and shall not permit any of its Subsidiaries to, issue, deliver or sell any shares of its capital stock of any class, any bonds, debentures, notes or other indebtedness of the Company having the right to vote on any matters on which stockholders may vote (“Company Voting Debt”) or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares of capital stock or Company Voting Debt, other than (i) the issuance of Shares upon the exercise of Options outstanding on the date of this Agreement in accordance with the terms of the Plans in effect as of the date of this Agreement, (ii) the issuance of Shares upon the exercise of Warrants outstanding on the date of this Agreement, or (iii) issuances by a wholly-owned Subsidiary of the Company of capital stock to such Subsidiary’s parent or another wholly-owned Subsidiary of the Company.

(d) Governing Documents; Securities. The Company shall not, and shall not permit any of its Subsidiaries to, amend (i) their respective certificates of incorporation, by-laws or other governing documents or (ii) any material term of any outstanding security issued by the Company or any of its Subsidiaries.

(e) No Acquisitions. The Company shall not, and shall not permit any of its Subsidiaries to, acquire (or agree to acquire) by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, stock or operations of another company, other than acquisitions of inventory, equipment or raw materials in the ordinary course of business consistent with past practice.

(f) No Dispositions. The Company shall not, and shall not permit any of its Subsidiaries to, sell, dispose of, transfer or divest any assets (including capital stock of its Subsidiaries but excluding excess or obsolete assets and sales of inventory in the ordinary course of business), businesses or divisions other than (i) internal reorganizations or consolidations involving existing Subsidiaries of the Company, (ii) sales or dispositions of unused or obsolete assets, (iii) sales or dispositions of inventory in the ordinary course of business, and (iv) sales or dispositions for which neither the fair market value of the assets disposed of nor the total consideration, including liabilities assumed, received by the Company or its Subsidiaries in the aggregate exceeds $250,000.

(g) No Liens. The Company shall not, and shall not permit any of its Subsidiaries to, create, assume or otherwise consensually incur any Lien on any asset other than Liens (i) pursuant to the Company’s existing credit facilities, (ii) incurred in the ordinary course of business consistent with past practice or (iii) which, in the aggregate, would not have a Company Material Adverse Effect.

(h) No Relinquishment of Rights. The Company shall not, and shall not permit any of its Subsidiaries to, (i) relinquish, waive or release any material contractual or other material right or claim, (ii) settle any material action, suit, claim, investigation or other material proceeding or (iii) knowingly dispose of or permit to lapse any rights in any material Intellectual Property or knowingly disclose to any Person not an employee, director or agent of the Company or any of its Subsidiaries or otherwise knowingly dispose of any material trade secret, process or know-how not a matter of public knowledge prior to the date of this Agreement, except in the ordinary course of business consistent with past practice or pursuant to judicial order or process or as required by law or regulation, or that would not have a Company Material Adverse Effect.

(i) Investments. The Company shall not, and shall not permit any of its Subsidiaries to make any loans, advances (other than business travel advances to officers and prepaid expenses in the ordinary course of business consistent with past practice) or capital contributions to, or investments in, any other Person other than (i) in connection with actions permitted by Section 5.1(e) hereof, (ii) by the Company or a Subsidiary of the Company to or in the Company or any wholly-owned Subsidiary of the Company, (iii) pursuant to any contract or other legal obligation of the Company or any of its Subsidiaries existing at the date of this Agreement and set forth on Section 5.1(i) of the Company Disclosure Schedule or (iv) in the ordinary course of business consistent with past practice in an aggregate amount not in excess of $250,000.

(j) Indebtedness. Except as contemplated by the Financing Letter, the Company shall not, and shall not permit any of its Subsidiaries to, incur or enter into any agreement to incur any Indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its Subsidiaries, except (1) Indebtedness incurred in the ordinary course of business consistent with past practices under the Company’s existing credit facilities in an aggregate amount not to exceed the maximum amount authorized under the agreements relating thereto at any time outstanding, (2) trade accounts payable incurred in the ordinary course of business, and (3) any continuation, extension, refinancing, renewal or replacement (a “Refinancing”) of any existing Indebtedness or any Indebtedness permitted by this Section 5.1(j) other than a Refinancing of the Company’s existing credit facilities.

(k) Compensation; Severance. Except (i) as required by law or (ii) to satisfy contractual obligations existing on the date hereof, the Company shall not, and shall not permit any of its Subsidiaries to, (a) pay or commit to pay any severance or termination pay other than severance or termination pay that is required to be paid pursuant to the terms of an existing Plan, (b) enter into any employment, deferred compensation, consulting, severance or other similar agreement (or any amendment to any such existing agreement) with any director or officer or key employee of the Company or any of its Subsidiaries, (c) increase or commit to increase any employee benefits payable to any director, officer or employee of the Company or any of its Subsidiaries, including wages, salaries, compensation, pension, severance, termination pay or other benefits or payments (except in the case of employees other than officers and directors in the ordinary course of business consistent with past practice or as required by an existing Plan or any collective bargaining agreement), (d) adopt or make any commitment to adopt any additional employee benefit plan, except as may be required pursuant to any collective bargaining agreement, (e) make any contribution, other than (A) regularly scheduled contributions and (B) contributions required pursuant to the terms thereof, to any Plan and (f) amend or extend or make any commitments to amend or extend any Plan in any material respect.

(l) Accounting Methods; Income Tax Elections. The Company shall not, and shall not permit any of its Subsidiaries to, (i) change in any material respect its methods of accounting or accounting practice as in effect at April 1, 2003 except for any such change as required by reason of a change in SEC guidelines or GAAP, (ii) change its fiscal year, (iii) make or rescind any material Tax election or settle or compromise any audit, examination, litigation, proceeding (whether judicial or administrative) or matter in controversy relating to Taxes of the Company or any of its Subsidiaries, or (iv) make any change to its method of reporting income, deductions or other Tax items for Tax purposes; provided that in the case of matters described in clauses (iii) and (iv) above, Parent shall not unreasonably withhold its consent.

(m) Certain Agreements. The Company shall not, and shall not permit any of its Subsidiaries to, enter into any contracts, agreements or arrangements that limit or restrain the Company or any of its Subsidiaries or any of their respective affiliates or successors, or that would, after the Effective Time, limit or restrict Parent, the Surviving Corporation or any of their respective affiliates or successors, from engaging or competing in any business or in any geographic area or location.

(n) Corporate Structure. The Company shall not, and shall not permit any of its Subsidiaries to, alter (through merger, liquidation, reorganization, restructuring or any other fashion) the corporate structure or ownership of the Company or any of its Subsidiaries, except for changes in the corporate structure or ownership of the Company’s Subsidiaries which (i) do not increase the Tax liability of the Company or its Subsidiaries and (ii) do not adversely affect (a) the ability to obtain, or the terms of, the Financing and (b) the ability of the Company and its Subsidiaries to transfer assets and liabilities among the Company’s Subsidiaries or to the Company.

(o) Prohibited Activities. The Company shall not, and shall not permit any of its Subsidiaries to, agree, authorize or enter into any commitment to take any action described in the foregoing subsections (a)-(n) of this Section 5.1, except as otherwise permitted by this Agreement.

Section 5.2. Stockholders’ Meeting; Proxy Material.

(a) Subject to the next two sentences of this Section 5.2(a), the Company shall, acting through the Company Board and in accordance with applicable law and the Certificate of Incorporation and the by-laws of the Company, duly call, give notice of, convene and hold a special meeting of its stockholders (the “Special Meeting”) as promptly as practicable after the date hereof for the purpose of considering and taking action upon this Agreement and the Merger and shall solicit proxies in favor of approval of this Agreement and the Merger. The Company Board shall recommend approval of the Agreement and the Merger by the Company’s stockholders (the “Company Recommendation”); provided that, notwithstanding anything in this

Agreement to the contrary, the Company Board may determine (i) not to make or may withdraw, modify or change such recommendation (a “Change in Recommendation”), and (ii) not to solicit proxies in favor of this Agreement and the Merger if, in the case of both clauses (i) and (ii), the Special Committee has determined in good faith, after consultation with its independent legal and financial advisors, that failure to take such action could reasonably be considered to be, or expected to result in, a breach of the Company Board’s fiduciary duties under applicable law. The Company may, if it receives a written bona fide unsolicited Acquisition Proposal (as defined in Section 5.4(b) hereof), delay the mailing of the Proxy Statement or the holding of the Special Meeting, in each case for such time as is necessary for the Company Board to consider such Acquisition Proposal and to determine the effect, if any, on its recommendation in favor of the Merger.

(b) Promptly following the date of this Agreement, the Company shall prepare a proxy statement relating to the approval of the Merger by the Company’s stockholders (as amended or supplemented, the “Proxy Statement”), and the parties hereto shall prepare a Schedule 13E-3 filing (as amended or supplemented, the “Schedule 13E-3”). Parent, Holding Corp., Acquisition Sub and the Company shall cooperate with each other in connection with the preparation of the foregoing documents. The Company will use its commercially reasonable efforts to have the Proxy Statement, and the parties hereto will use their commercially reasonable efforts to have the Schedule 13E-3, cleared by the SEC as promptly as practicable after such filing.

(c) The Company shall as promptly as practicable notify Parent and Acquisition Sub of the receipt of any oral or written comments from the SEC relating to the Proxy Statement. Subject to the last sentence of Section 5.2(a), the Company will use its commercially reasonable efforts to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the Proxy Statement is cleared by the SEC. The Company shall cooperate and provide Parent and Acquisition Sub with a reasonable opportunity to review and comment on the draft of the Proxy Statement (including each amendment or supplement thereto), and the parties hereto shall cooperate and provide each other with a reasonable opportunity to review and comment on the draft Schedule 13E-3 (including each amendment or supplement thereto) and all responses to requests for additional information by and replies to comments of the SEC, prior to filing such with or sending such to the SEC, and the parties hereto will provide each other with copies of all such filings made and correspondence with the SEC. If at any time prior to the Effective Time, any information should be discovered by any party which should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3 so that the Proxy Statement or the Schedule 13E-3 would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by applicable law, an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and disseminated by the Company to the stockholders of the Company.

Section 5.3. Access to Information. Upon reasonable advance notice, between the date of this Agreement and the Closing Date, the Company shall (i) give Parent, Acquisition Sub, its potential financing sources and its and their respective counsel, financial advisors, affiliates, auditors and other authorized representatives (collectively, “Acquiror’s Representatives”) reasonable access during normal business hours to the offices, properties, books and records (including all Tax Returns and other Tax-related information) of the Company and its Subsidiaries, (ii) furnish to Acquiror’s Representatives such financial and operating data and other information (including all Tax Returns and other Tax-related information) relating to the Company, its Subsidiaries and their respective operations as such Persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of the Company and its Subsidiaries to cooperate with Parent and Acquisition Sub in their investigation of the business of the Company and its Subsidiaries; provided that such access shall only be provided to the extent that such access would not violate applicable laws or the terms of any Company Contract. Any nonpublic documents and information relating to the Company or its Subsidiaries made available to Parent, Holding Corp. and Acquisition Sub pursuant to this Section 5.3, shall be held in strict confidence by Parent, Holding Corp., Acquisition Sub and their respective affiliates, except that (i) Parent, Holding Corp. and Acquisition Sub may disclose such information as may be necessary in connection with seeking and obtaining statutory approvals, if any, required in connection with the transactions contemplated hereby and (ii) each of Parent, Holding Corp. and Acquisition Sub may disclose any information that it is required by legal process or judicial or administrative order to disclose. None of Parent, Holding Corp. or Acquisition Sub shall, and such parties shall cause each of the Acquiror’s Representatives not to, use any information acquired pursuant to this Section 5.3 for any purpose unrelated to the consummation of the transactions contemplated hereby.

Section 5.4. No Solicitation.

(a) From the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, the Company shall not (whether directly or indirectly through affiliates, advisors, agents or other intermediaries), and the Company shall direct its and its Subsidiaries’ respective officers, directors, affiliates, advisors, representatives or other agents of the Company (and be responsible for non-compliance by any of the foregoing with their directions) not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate (including by way of furnishing information) the making or submission of an offer or proposal which would constitute a third party Acquisition Proposal, (ii) participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to the Company or its Subsidiaries or afford access to the properties, books or records of the Company or its Subsidiaries to, any Person that has made an Acquisition Proposal or to any Person in contemplation of an Acquisition Proposal, or (iii) accept an Acquisition Proposal or enter into any agreement or agreement in principle (other than an Acceptable Confidentiality Agreement, as defined in the last sentence of Section 5.4(b)) providing for or relating to an Acquisition Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby. Notwithstanding the previous sentence, nothing contained in this Agreement shall prohibit the Company from taking any of the actions in Section 5.4(a)(ii) hereof in the event that (a) the Company has received from a third party an unsolicited bona fide written Acquisition Proposal or an unsolicited bona fide written inquiry relating to a potential Acquisition Proposal and (b) the Special Committee determines in good faith, after consultation with its independent financial and legal advisors, that failure to take such action could reasonably be considered to be, or expected to result in, a breach of the Company Board’s fiduciary duties under applicable law; provided that the Company (A) shall provide notice to Parent of the identity of the Person making such Acquisition Proposal and the material terms and conditions thereof prior to or promptly after commencing any such actions, (B) shall not disclose any information to such Person without entering into an Acceptable Confidentiality Agreement (as defined hereafter) and (C) shall promptly provide to Parent and Acquisition Sub any non-public information concerning the Company provided to such other Person which was not previously provided to Parent and Acquisition Sub. The Company shall keep Parent and Acquisition Sub generally informed of the status of and material developments respecting any Acquisition Proposal reasonably likely to result in a Superior Proposal (including the identity of the parties and price involved) and shall provide notice to Parent of its intent to terminate this Agreement pursuant to Section 7.1(i), it being understood that the Company shall be entitled to terminate this Agreement in accordance with Section 7.1(i) immediately after the giving of such notice. Parent agrees that the Company may keep other Persons who have made such Acquisition Proposal generally informed of the status and material developments respecting any material amendments to this Agreement. Nothing contained in this Section 5.4 shall prohibit the Company or the Company Board from taking and disclosing to the Company’s stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any disclosure required by applicable law.

(b) For purposes of this Agreement, “Acquisition Proposal” means any bona fide offer or proposal regarding a merger, consolidation, share exchange, recapitalization, reclassification, liquidation or other business combination involving the Company or any of its Material Subsidiaries (as defined hereafter) or the acquisition or purchase of 50% or more of any class of equity securities of the Company or any of its Material Subsidiaries, or any tender offer (including self-tenders) or exchange offer or stock purchase (including any repurchase by the Company) that if consummated would result in any Person beneficially owning 50% or more of any class of equity securities of the Company or any of its Material Subsidiaries, or a substantial portion of the assets of, the Company or any of its Subsidiaries taken as a whole, other than the transactions contemplated hereby. For purposes of this Agreement, “Superior Proposal” means a proposal made by a third party to enter into (i) (a) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company as a result of which either (A) the Company’s stockholders prior to such transaction (by virtue of their ownership of Company Common Stock) in the aggregate cease to own at least 50% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof) or (B) the individuals comprising the Company Board prior to such transaction do not constitute a majority of the board of the entity surviving or resulting from such transaction or such ultimate parent entity following the transaction, (b) a sale, lease, exchange, transfer or other disposition of at least 50% of the assets of the Company and its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or (c) the acquisition, directly or indirectly, by a Person of beneficial ownership of 50% or more of the Company Common Stock whether by merger, consolidation, share exchange, business combination, tender or exchange offer or otherwise, and which is (ii) otherwise on terms which the Special Committee in good faith determines (based on such matters as it deems relevant, including the advice of its independent financial advisor and outside counsel), (a) would, if consummated, result in a transaction that is more favorable to its stockholders entitled to receive the Merger Consideration hereunder (in their capacities as stockholders), from a financial point of view, than the transactions contemplated hereby, (b) is with a Person that has, or is reasonably likely to obtain, the necessary funds to consummate the proposed transaction and (c) is capable of being, and is reasonably likely to be, completed without unreasonable delay. As used herein, “Material Subsidiary” means any Subsidiary whose consolidated revenues, net income or assets constitute 15% or more of the revenues, net income or assets of the Company and its Subsidiaries, taken as a whole. As used in this Agreement, an “Acceptable Confidentiality Agreement” shall mean a confidentiality and standstill agreement in customary form.

Section 5.5. Director and Officer Liability.

(a) Parent, Holding Corp. and Acquisition Sub agree that all rights to indemnification and exculpation from liability for acts and omissions occurring at or prior to the Effective Time and rights to advancements of expenses relating thereto now existing in favor of the current or former directors or officers of the Company and its Subsidiaries (the “Indemnitees”) as provided in their respective certificates of incorporation (or similar constitutive documents) or by-laws or in any indemnification agreement provided or made available to Parent and Acquisition Sub prior to the date hereof shall survive the Merger and shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any such Indemnitees, unless an alteration or modification of such documents is required by applicable law or the Indemnitee affected thereby otherwise consents in writing thereto.

(b) For three years after the Effective Time, the Surviving Corporation shall provide officers’ and directors’ liability insurance in respect of acts or omissions occurring at or prior to the Effective Time covering each such Person covered at or prior to the Effective Time by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided that in no event shall the Surviving Corporation be required to expend more than an amount per year equal to 200% of current annual premiums paid by the Company for such insurance (the “Maximum Amount”) to maintain or procure insurance coverage pursuant hereto; provided, further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, the Surviving Corporation shall maintain or procure, for such three-year period, the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Maximum Amount.

(c) This Section 5.5 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, the Indemnitees referred to herein, their heirs and personal representatives and shall be binding on the Surviving Corporation and its successors and assigns.

(d) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 5.5.

(e) The obligations of the Company and the Surviving Corporation under this Section 5.5 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 5.5 applies without the consent of such affected Indemnitee.

Section 5.6. Commercially Reasonable Efforts. Upon the terms and subject to the conditions of this Agreement, each party hereto shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated hereby.

Section 5.7. Certain Filings.

(a) Parent, Holding Corp., Acquisition Sub and the Company shall cooperate with one another (i) in connection with the preparation of the Proxy Statement and the Schedule 13E-3, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Material Contracts, in connection with the consummation of the transactions contemplated hereby and (iii) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Proxy Statement or the Schedule 13E-3 and seeking timely to obtain any such actions, consents, approvals or waivers. Without limiting the provisions of this Section 5.7, the Company shall, and Parent, Holding Corp. and Acquisition Sub shall, if required, cause its “ultimate parent entity” to file with the Department of Justice and the Federal Trade Commission a Pre-Merger Notification and Report Form pursuant to the HSR Act in respect of the transactions contemplated hereby within ten (10) business days of the date of this Agreement, and, subject to Section 5.7(c) hereof, each party will use its reasonable best efforts to take or cause to be taken all actions necessary, including to comply promptly and fully with any requests for information from regulatory Governmental Entities, to obtain any clearance, waiver, approval or authorization relating to the HSR Act, if any, that is necessary to enable the parties to consummate the transactions contemplated hereby. Without limiting the provisions of this Section 5.7, each party hereto shall use its reasonable best efforts to promptly make the filings required to be made by it with all foreign Governmental Entities in any jurisdiction in which the parties reasonably believe it is necessary or advisable.

(b) Subject to Section 5.7(c) hereof, (i) the Company, Parent, Holding Corp. and Acquisition Sub shall each use its reasonable best efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated hereby under any Regulatory Law and (ii) if any administrative, judicial or legislative action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the transactions contemplated hereby as violative of any Regulatory Law, the Company, Parent, Holding Corp. and Acquisition Sub shall each cooperate in all respects and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the transactions contemplated hereby, including by pursuing all reasonable avenues of administrative and judicial appeal.

(c) Each of the Company, Parent, Holding Corp. and Acquisition Sub shall (i) subject to any restrictions under any Regulatory Law, to the extent practicable, promptly notify each other of any communication to that party from any Governmental Entity (including the Federal Trade Commission and the Antitrust Division of the Department of Justice) with respect to this Agreement and the transactions and other agreements contemplated hereby and permit the other party to review in advance any proposed written communication to any Governmental Entity; (ii) unless required by applicable law, not agree to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry with respect to this Agreement and the transactions and other agreements contemplated hereby unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat, in each case to the extent practicable; (iii) subject to any restrictions under any Regulatory Law, furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its affiliates and their respective representatives on the one hand, and any Governmental Entity or members of its staff on the other hand, with respect to this Agreement and the transactions and other agreements contemplated hereby (excluding documents and communications which are subject to preexisting confidentiality agreements and to the attorney client privilege or work product doctrine); and (iv) furnish the other party with such necessary information and reasonable assistance as such other party and its affiliates may reasonably request in connection with their preparation of necessary filings, registrations, or submissions of information to any Governmental Entities in connection with this Agreement and the transactions and other agreements contemplated hereby and thereby, including without limitation any filings necessary or appropriate under the provisions of any Regulatory Law.

(d) “Regulatory Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate (i) foreign investment, (ii) foreign exchange or currency controls or (iii) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

Section 5.8. Public Announcements. None of the Company, Parent, Holding Corp., Acquisition Sub, or any of their respective affiliates shall issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior approval of the other parties, except to the extent required by law or by any listing agreement with, or the policies of, a national securities exchange and after reasonable prior notice to the other parties hereto.

Section 5.9. State Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or may become applicable to the transactions contemplated hereby, the Company, Parent, Holding Corp. and Acquisition Sub shall each take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby.

Section 5.10. Certain Notifications. Between the date hereof and the Effective Time, the Company shall promptly notify Parent and Acquisition Sub of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, (ii) any notice or communication from any Governmental Entity in connection with the transactions contemplated hereby, and (iii) any Action commenced or, to the Company’s knowledge, threatened against the Company or any Subsidiary which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.13 or which relates to the consummation of the transactions contemplated hereby. Between the date hereof and the Effective Time, each party shall promptly notify the other parties hereto in writing after becoming aware of the occurrence of any event which will, or is reasonably likely to, result in the failure to satisfy any of the conditions specified in Article VI hereof.

Section 5.11. Financing.

(a) Parent, Holding Corp. and Acquisition Sub shall use their commercially reasonable efforts to obtain the Financing as set forth in the Financing Letter; provided that, notwithstanding anything in this Agreement to the contrary, Parent and Acquisition Sub shall be entitled to obtain, in their sole discretion, substitute debt financing (“Substitute Debt Financing”) with one or more other nationally or regionally recognized financial institutions if, and only if, such substitute financing would not reasonably be expected to delay the consummation of the Merger past March 31, 2004.

(b) Parent shall provide prompt written notice to the Company of Phoenix Group’s refusal or stated intent to refuse to provide the financing described in the Financing Letter, and, in each case, the stated reasons therefor. In any such event, Parent shall use its reasonable best efforts to find substitute financing for such financing as promptly as possible; provided that any such substitute financing shall be on terms and conditions substantially similar to the terms and conditions of the financing so substituted.

(c) The Company agrees to provide, and will use its reasonable best efforts to cause its officers and employees to provide, all necessary cooperation reasonably requested by Parent in connection with the arrangement of, and the negotiation of agreements with respect to, the Financing (and any substitutions, replacements or refinancing thereof), including by making available to Parent and such lenders and their representatives, personnel (including for participation in road shows), documents and information of the Company and its Subsidiaries as may reasonably be requested by Parent.

Section 5.12. Third Party Consents. Between the date hereof and the Effective Time, the Company shall use reasonable best efforts to obtain the third party consents set forth in Section 3.3 of the Company Disclosure Schedule.

Section 5.13. Employees and Employee Benefit Plans.

(a) For a period of not less than one year following the Closing Date, the Surviving Corporation shall provide all individuals who are employees of the Company and the Subsidiaries (including employees who are not actively at work on account of illness, disability or leave of absence) on the Closing Date (the “Affected Employees”), while employed by the Company or the Subsidiaries, with compensation and benefits which are substantially comparable in the aggregate to the compensation and benefits provided to such Affected Employees as of the date of this Agreement (other than modifications to medical benefit plans in the ordinary course of business consistent with past practice and other than with respect to any equity-based compensation). Nothing contained in this Section 5.13 shall be deemed to grant any Affected Employee any right to continued employment after the Closing Date. The Company shall continue to provide and recognize all accrued but unused vacation as of the Closing Date. Any preexisting condition clause in any of the welfare plans (including medical, dental and disability coverage) established or maintained by the Surviving Corporation after the Closing Date shall be waived for the Affected Employees, and Affected Employees shall be credited with service with the Company for all purposes under such newly established plans.

(b) The Surviving Corporation and the Subsidiaries shall be responsible for all liabilities or obligations under the Worker Adjustment and Retraining Notification Act and similar state and local rules, statutes and ordinances resulting from the Closing or from the actions of the Surviving Corporation or any Subsidiary following the Closing. The Company shall continue to be liable for any workers’ compensation or similar workers’ protection claims of any Affected Employee incurred prior to the Closing Date.

ARTICLE VI

CONDITIONS TO THE OBLIGATIONS OF THE

PARTIES TO CONSUMMATE THE TRANSACTIONS

Section 6.1. Conditions to Each Party’s Obligations. The respective obligations of the Company, Parent, Holding Corp. and Acquisition Sub to consummate the transactions contemplated hereby are subject to the satisfaction or, to the extent permitted by applicable law, the waiver on or prior to the Closing of each of the following conditions:

(a) The affirmative vote of (i) a majority of the votes represented by the shares of Company Common Stock outstanding on the record date and (ii) a majority of the votes represented by the shares of Company Common Stock held on the record date by the Disinterested Holders (as defined below) who appear in person or by proxy and vote on the proposal at the Special Meeting, in each case approving the Agreement and the Merger, shall have been obtained at the Special Meeting (the “Required Company Votes”);

(b) Any applicable waiting periods (including any extensions thereof) under the HSR Act shall have expired or been terminated and all consents, approvals and actions of, filings with, and notices to, all Governmental Entities required of Parent, Holding Corp., Acquisition Sub, the Company or any of their respective affiliates in connection with the transactions contemplated hereby shall have been made, obtained or effected, as the case may be, except for those, the failure of which to be made, obtained or effected would not, in the aggregate, have a Company Material Adverse Effect or an Acquiror Entity Material Adverse Effect; and

(c) No judgment, injunction, order, decree, statute, law, rule or regulation shall prohibit the consummation of any of the transactions contemplated hereby.

For purposes of this Agreement, “Disinterested Holders” shall mean all Holders other than Macdonald, Derry L. Macdonald, the Irrevocable Trust created under Agreement dated December 15, 1995 by Macdonald as Grantor, Sassower, the Sassower Trust, Parent, Holding Corp., Phoenix Group and their respective members and affiliates listed on Schedule 6.1 hereto.

Section 6.2. Conditions to the Company’s Obligation to Consummate the Merger. The obligation of the Company to consummate the Merger shall be further subject to the satisfaction or, to the extent permitted by applicable law, the waiver on or prior to the Closing of each of the following conditions:

(a) The representations and warranties of Parent, Holding Corp. and Acquisition Sub contained in Article IV hereof shall be true and correct in all respects when made and as of the Closing as if made at such time (or, to the extent such representations and warranties speak as of a specified date, they need only be true and correct in all respects as of such specified date) interpreted without giving effect to any qualifications based on the defined term “Acquiror Entity Material Adverse Effect,” except where the failure of all such representations and warranties to be true and correct, in the aggregate, would not have an Acquiror Entity Material Adverse Effect. Without limiting the foregoing, the representations of Parent, Holding Corp. and Acquisition Sub contained in the first two sentences of Section 4.1 and Section 4.2 shall be true and correct in all respects with regard to any such representations containing the qualifications “materially” or “material” or any other qualifications based on such terms or based on the defined term “Acquiror Entity Material Adverse Effect”, and shall be true and correct in all material respects, both individually and in the aggregate, with regard to any representation not so qualified, in each case as of the Closing (or, to the extent such representations and warranties speak as of an earlier date, they shall be true and correct in all respects as of such earlier date).

(b) Parent, Holding Corp. and Acquisition Sub shall have performed in all material respects their respective agreements and covenants contained in or contemplated by this Agreement that are required to be performed by it at or prior to the Closing pursuant to the terms hereof;

(c) The Company shall have received certificates signed by an executive officer of each of Parent, Holding Corp. and Acquisition Sub, dated the Closing Date, to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) hereof have been satisfied

(d) The Company shall have received the written consent of the Company’s existing lenders, consenting to the Financing described in the Financing Letter (or other financing having terms and conditions substantially equivalent thereto) in form and substance reasonably satisfactory to Parent and Acquisition Sub;

(e) the aggregate Merger Consideration and other amounts required to be deposited pursuant to Section 2.12(b) shall have been deposited by the Parent as contemplated thereby; and

(f) No suit, action or proceeding by any Governmental Entity seeking to enjoin the Merger shall have been commenced (and be pending) against Parent, Holding Corp. or Acquisition Sub (or its permitted designees), the Company or any of their respective affiliates, partners, associates, officers or directors, or any officers or directors of such partners, seeking (i) to prevent or restrain the transactions contemplated hereby in a manner which would have a Company Material Adverse Effect or an Acquiror Entity Material Adverse Effect, (ii) material damages in connection with the transactions contemplated hereby which would have a Company Material Adverse Effect or an Acquiror Entity Material Adverse Effect, (iii) any other remedy in connection with the transactions contemplated hereby which would have a Company Material Adverse Effect or an Acquiror Entity Material Adverse Effect, or (iv) to impose material liability on any of the foregoing Persons in connection with the transactions contemplated hereby (each of clauses (i)-(iv), a “Material Adverse Consequence”).

Section 6.3. Conditions to Parent’s, Holding Corp.’s and Acquisition Sub’s Obligations to Consummate the Merger. The obligations of Parent, Holding Corp. and Acquisition Sub to consummate the Merger shall be further subject to the satisfaction, or to the extent permitted by applicable law, the waiver on or prior to the Closing of each of the following conditions:

(a) The representations and warranties of the Company contained in Article III hereof shall be true and correct in all respects when made and as of the Closing as if made at such time (or, to the extent such representations and warranties speak as of a specified date, they need only be true and correct in all respects as of such specified date) interpreted without giving effect to any qualifications based on the defined term “Company Material Adverse Effect” or, with respect to the representations and warranties in Sections 3.7, 3.10, 3.11, 3.12, 3.14, 3.18, and 3.19 based on the words “materially” or “material,” except where the failure of all such representations and warranties to be true and correct, in the aggregate, would not have a Company Material Adverse Effect. Without limiting the foregoing, the representations of the Company contained in the first sentence of Section 3.1, in Section 3.2, in Section 3.4, in Section 3.16, in Section 3.20, and in Section 3.22 shall be true and correct in all respects with regard to any such representations containing the qualifications “materially” or “material” or any other qualifications based on such terms or based on the defined term “Company Material Adverse Effect”, and shall be true and correct in all material respects, both individually and in the aggregate, with regard to any representation not so qualified, in each case as of the Closing (or, to the extent such representations and warranties speak as of an earlier date, they shall be true and correct in all respects as of such earlier date);

(b) The Company shall have performed in all material respects each of its agreements and covenants contained in or contemplated by this Agreement that are required to be performed by it at or prior to the Closing pursuant to the terms hereof;

(c) Parent and Acquisition Sub shall have received certificates signed by an executive officer of the Company, dated the Closing Date, to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) hereof have been satisfied or waived;

(d) No suit, action or proceeding by any Governmental Entity shall have been commenced (and be pending) against Parent, Holding Corp. or Acquisition Sub (or its permitted designees), the Company or any of their respective affiliates, partners, associates, officers or directors, or any officers or directors of such partners, seeking a Material Adverse Consequence;

(e) The Company shall have received, and delivered copies to Parent and Acquisition Sub of, the written consent of the Company’s existing lenders (other than the Sassower Trust or any other lender, the indebtedness of which has been paid off at or prior to the Closing or the consent of which is not required pursuant to the terms and conditions of the loan documentation evidencing its indebtedness), consenting to the Financing described in the Financing Letter (or other financing having terms and conditions substantially equivalent thereto) in form and substance reasonably satisfactory to Parent and Acquisition Sub;

(f) The Company shall have received, and delivered copies to Parent and Acquisition Sub of, valid resignations, effective as of immediately following the Effective Time, of each member of the Company Board other than the Continuing Directors;

(g) The total number of Dissenting Shares shall not exceed 15% of the issued and outstanding shares of Company Common Stock as of the Effective Time;

(h) As of the Closing Date, (i) the Company and its Subsidiaries shall have Consolidated Domestic Working Capital (as defined below) of not less than negative $9.0 million, (ii) funds available to be drawn under the revolving credit facility evidenced by that certain loan and security agreement, dated June 28, 2001, by and between the Company and Congress Financial Corporation (as amended or modified through the date hereof, the “Congress Revolving Credit Facility”), after giving effect to all required reserves and holdbacks thereunder, including $1.0 million of required minimum available funds, shall not be less than $0.5 million; (iii) the Company’s Domestic Indebtedness (as defined below) shall not exceed $5.75 million, excluding (A) Indebtedness outstanding under the Congress Revolving Credit Facility, (B) Indebtedness outstanding under that certain trade credit facility established by the Company with RZB Finance (the “Trade Credit Facility”) and (C) up to $1.5 million of insurance finance obligations; provided that, in the case of the foregoing subclauses (A) and (B), indebtedness shall be excluded only to the extent that such indebtedness is then fully collateralized in accordance with the agreements governing the Congress Revolving Credit Facility and the Trade Credit Facility, respectively (in each case, as in effect on the date hereof and before giving effect to any consent or waiver by any party of any covenants under such agreements); (iv) the Consolidated Net Worth (as defined below) of the Company and its Subsidiaries, on a consolidated basis, shall be at least $10.5 million; and (v) after giving effect to any and all waivers or consents of Congress Financial Corporation or GATX Capital Corporation, the Company shall be in material compliance with all covenants and agreements under the Congress Revolving Credit Facility and under that certain loan agreement, dated June 28, 2001, by and between the Company and GATX Capital Corporation (as amended or modified through the date hereof, the “GATX Loan Agreement”), and there shall not then be existing any default or event of default (or event or condition, the occurrence or existence of which, with notice or lapse of time, would constitute a default or event of default) under the Congress Revolving Credit Agreement or the GATX Loan Agreement.

(i) As of the Closing Date, the “Agreement Term” under the Employment Agreement effective as of January 1, 2003 between John L. Macdonald and the Company (the

“Employment Agreement”) shall not have been terminated by either party thereto, the Employment Agreement shall be in full force and effect, no “Disability” (as defined in the Employment Agreement) shall have occurred and be continuing, and no physical or mental illness shall then be in effect with respect to John L. Macdonald, which illness, had it been in effect for the preceding six months, would constitute a “Disability” under the Employment Agreement.

For purposes of this Agreement, (i) the term “Consolidated Domestic Working Capital” shall mean total “Current Assets” minus total “Current Liabilities”, calculated on a consolidated basis and in accordance with GAAP, with the following adjustments, without duplication: (A) funds available to be drawn under the Congress Revolving Credit Facility, after giving effect to all required reserves and holdbacks under the Congress Revolving Credit Facility, shall be included; (B) Current Assets and Current Liabilities shall be determined in accordance with GAAP, except that Current Assets and Current Liabilities of non-US Subsidiaries and Affiliates (“Foreign Subsidiaries”) shall be excluded and except that Current Liabilities shall not include any mortgage debt outstanding under the Company’s $1.9 million credit agreement entered into with SouthTrust Bank; (C) amounts due to the Company or any US subsidiary from any Foreign Subsidiary, and equity in any Foreign Subsidiary, shall be excluded from Current Assets of the Company and/or any US subsidiary; and (D) amounts due from the Company or from any US Subsidiary to any Foreign Subsidiary shall be excluded from Current Liabilities of the Company and/or any US Subsidiary, (ii) “Domestic Indebtedness” shall have the meaning ascribed to the term “Indebtedness” of the Company and its Subsidiaries under Section 3.16(b) of this Agreement, but shall not include Indebtedness of Foreign Subsidiaries, and (iii) “Consolidated Net Worth” shall mean “Stockholders’ Equity”, as reflect on the most recent consolidated balance sheet of the Company and its subsidiaries.

ARTICLE VII

TERMINATION

Section 7.1. Termination. This Agreement may be terminated at any time prior to the Closing.

(a) By mutual written consent of Parent, Holding Corp., Acquisition Sub and the Company;

(b) By the Company, Parent, Holding Corp. or Acquisition Sub if the Closing shall not have occurred on or before March 31, 2004 (the “Termination Date”); provided that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation or other breach under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date;

(c) By the Company, Parent, Holding Corp. or Acquisition Sub if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby, and such order, decree, ruling or other action shall have become final and nonappealable;

(d) By the Company, Parent, Holding Corp. or Acquisition Sub if the approval by the stockholders of the Company required for the consummation of the transactions contemplated hereby shall not have been obtained by reason of the failure to obtain the Required Company Votes upon the taking of such vote at a duly held meeting of stockholders of the Company or at any adjournment thereof;

(e) By Parent, Holding Corp. or Acquisition Sub, if the Company Board, prior to obtaining the Required Company Votes, shall have (i) publicly approved or recommended an Acquisition Proposal or resolved to take, or publicly announced an intention to take, any such action, or (ii) within twenty business days of any public disclosure of an Acquisition Proposal, failed to recommend against or reject an Acquisition Proposal (other than a tender or exchange offer covered under clause (iii) below) or (iii) publicly recommended acceptance of (or publicly announced that it is unable to take a position, will remain neutral or express no opinion with respect to), or, within eighteen business days after the commencement thereof, failed to recommend against or reject, a tender or exchange offer for 25% or more of the outstanding shares of the Company or resolved to take, or publicly announced an intention to take, any such action;

(f) By Parent, Holding Corp. or Acquisition Sub, if the Company Board shall have effected a Change in Recommendation or shall have determined not to solicit proxies pursuant to Section 5.2(a)(ii);

(g) By the Company, if there is a breach by Parent, Holding Corp. or Acquisition Sub of any representation, warranty, covenant or agreement contained in this Agreement that would give rise to a failure of a condition set forth in Section 6.2(a) or 6.2(b) and which has not been cured (or is not capable of being cured) on or prior to the Termination Date;

(h) By Parent, Holding Corp. or Acquisition Sub, if there is a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement that would give rise to a failure of a condition set forth in Section 6.3(a) or 6.3(b) and which has not been cured (or is not capable of being cured) on or prior to the Termination Date;

(i) By the Company, in order to recommend, approve or accept a Superior Proposal; provided that prior to such termination the Company must have complied in all material respects with all provisions contained in Section 5.4; or

(j) By the Company, if Parent, Holding Corp. and Acquisition Sub fail to obtain and/or provide the Financing.

The party desiring to terminate this Agreement shall give written notice of such termination to the other party.

Section 7.2. Effect of Termination. In the event of termination of this Agreement by either the Company, Parent, Holding Corp. or Acquisition Sub as provided in Section 7.1 hereof, (a) this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Company, Parent, Holding Corp. or Acquisition Sub or their respective officers or directors, except as provided in this Article VII, which provisions shall survive such termination, and except that, notwithstanding anything to the contrary contained in this Agreement, neither the Company, nor Parent, Holding Corp. or Acquisition Sub shall be relieved or released from any liabilities or damages arising out of any willful breach of this Agreement and (b) each party’s sole remedy shall be to receive the amounts provided for in Section 7.3 of this Agreement as agreed and liquidated damages, it being agreed that in such event each party’s actual damages would be incapable of precise ascertainment and that the amounts set forth in Section 7.3 of this Agreement are reasonable estimates of such damages and none of Parent, Holding Corp., Acquisition Sub or the Company or any of their respective subsidiaries shall have any further liability to any other party hereto.

Section 7.3. Fees and Expenses.

(a) The Company agrees to reimburse Parent (or its designees) for all documented out-of-pocket fees and expenses, including fees and expenses of outside financial advisors, legal counsel and accountants (collectively “Expenses”), not to exceed $250,000 in the aggregate, reasonably incurred by Parent and its affiliates in connection with the transactions contemplated hereby, if this Agreement is terminated by the Company pursuant to Section 7.1(d) or 7.1(i) hereof or by Parent, Holding Corp. or Acquisition Sub pursuant to Section 7.1(d), 7.1(e), 7.1(f), or 7.1(h); provided that no amount shall be payable under this Section 7.3(a) for or with respect to any commitment or financing fee (or similar amount) paid with respect to the Financing to a person other than Parent, Holding Corp., Acquisition Sub or their respective affiliates (a “Third Party Financing Fee”).

(b) In addition to any amount payable under Section 7.3(a), the Company agrees to pay Parent (or its designees) the sum of $385,000 (the “Termination Fee”) and to reimburse Parent (or its designee) for any Third Party Financing Fee and all Expenses (regardless of the limitation on the reimbursement of Expenses set forth in Section 7.3(a)), if this Agreement is terminated by the Company pursuant to Section 7.1(i) hereof or by Parent, Holding Corp. or Acquisition Sub pursuant to Section 7.1(e) or 7.1(f); provided that, (I) on or before the date of any such termination described in this Section 7.3(b), an Acquisition Proposal with respect to the Company shall have been publicly announced, disclosed or otherwise communicated to the Special Committee or the Company Board, and (II) on or before, or within fifteen months after, the date of any such termination the Company or a third party consummates a transaction that would qualify as an Acquisition Proposal.

(c) Parent agrees to reimburse the Company (or its designees) for all Expenses, not to exceed $250,000 in the aggregate, reasonably incurred by the Company and its affiliates in connection with the transactions contemplated hereby, if (a) this Agreement is terminated by the Company pursuant to Section 7.1(g) or 7.1(j) hereof or (b) Mr. Macdonald voluntarily terminates his employment with the Company on or prior to the Closing Date such that the closing condition in Section 6.3(i) cannot be satisfied.

(d) Any payment required to be made under any provision of this Section 7.3 on account of a termination pursuant to any provision of Section 7.1 shall be made (X) concurrently with such termination if such payment is provided for in Section 7.3(a) or Section 7.3(c), or (Y) concurrently with the consummation of the applicable Acquisition Proposal if such payment is provided for in Section 7.3(b). All payments under this Section 7.3 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment.

(e) Except as otherwise provided in this Section 7.3, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

ARTICLE VIII

MISCELLANEOUS

Section 8.1. Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement to any party hereunder shall be in writing and deemed given if addressed as provided below (or at such other address as the addressee shall have specified by notice actually received by the addressor) and if either (i) actually delivered in fully legible form, to such address, (ii) in the case of any nationally recognized express mail service, one (1) day shall have elapsed after the same shall have been deposited with such service, or (iii) if by fax, on the day on which such fax was sent, provided that a copy is sent the same day by overnight courier or express mail service.

If to the Company, to:

JLM Industries, Inc.

8675 Hidden River Parkway

Tampa, Florida 33637

Attention: Michael J. Molina and/or Ford Pearson

Telephone: (813) 632-3300

Facsimile: (813) 632-3301

with a copy (which shall not constitute notice) to:

Trenam Kemker

2700 Bank of America Plaza

101 East Kennedy Boulevard

Post Office Box 1102

Tampa FL, 33601-1102

Attention: Richard M. Leisner, Esq.

Telephone (813) 223-7474

Facsimile (813) 229-6553

If to the Special Committee, to:

Jerry Weinstein

Vincent J. Naimoli

A. Gordon Tunstall

Tunstall Consulting, Inc.

13153 N. Dale Mabry Hwy.

Tampa FL, 33618

Attention: A Gordon Tunstall

Chairman of the Special Committee

Telephone: (813) 968-4461

Facsimile: (813) 961-2315

with a copy (which shall not constitute notice) to:

Carlton Fields

One Harbour Place

777 S. Harbour Island Boulevard

P.O.Box 3239 (33601-3239)

Tampa, Florida 33602-5730

Attention: Richard A Denmon, Esq.

Telephone: (813) 223-7000

Facsimile: (813) 229-4133

If to Macdonald, Phoenix Group, Parent, Holding Corp. or Acquisition Sub, to:

John L. Macdonald

Phoenix JLM Holdings, LLC

JLMI Holdings, LLC

JLMI Holding Corp.

JLMI Acquisition Corp.

c/o Phoenix Enterprises LLC

135 East 57th Street, 12th Floor

New York, NY 10022

Attention: Philip S. Sassower

John L. Macdonald

Telephone: (212) 759-1909

Facsimile: (212) 319-4970

with a copy (which shall not constitute notice) to:

Brown Raysman Millstein Felder & Steiner LLP

900 Third Avenue

New York, New York 10022

Attention: David M. Warburg, Esq.

Telephone: (212) 895-2000

Facsimile: (212) 895-2900

Section 8.2. Survival of Representations, Warranties and Covenants. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time. All other covenants and agreements contained herein which by their terms are to be performed in whole or in part, or which prohibit actions, subsequent to the Effective Time, shall survive the Effective Time in accordance with their terms.

Section 8.3. Certain Definitions; Interpretation. References in this Agreement to “reasonable best efforts” shall not require a Person so obligated to use its reasonable best efforts to obtain any consent of a third party or to incur a material amount of out-of-pocket expenses or indebtedness or, except as expressly provided herein, to institute litigation. Reference herein to the “knowledge of the Company” or words of similar import shall mean the actual knowledge of John L. Macdonald, Michael J. Molina, Walter M. Tarpley, or Ford Pearson and what such persons should have known after reasonable investigation. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “delivered” or “made available” when used in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be delivered or made available. As used in this Agreement, the term “affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act. References to “the date hereof” shall mean as of the date of this Agreement. “Person” or “person” means an individual, corporation, partnership, limited liability company, joint venture, trust, estate, association, organization, Governmental Entity or other entity of any kind or nature.

Section 8.4. Headings. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement.

Section 8.5. Amendments, Modification and Waiver.

(a) Except as may otherwise be provided herein, any provision of this Agreement may be amended, modified or waived by the parties hereto, by action taken by or authorized by their respective Board of Directors or Board of Managers, as the case may be, prior to the Closing Date if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent, Holding Corp. and Acquisition Sub or, in the case of a waiver, by the party against whom the waiver is to be effective; provided that no such amendment, modification or waiver by the Company shall be effective unless it is authorized by the Special Committee; and provided, further, that, after the approval of the Agreement and the Merger by the stockholders of the Company, there shall not be made any amendment that (i) affects the nature or amount of Merger Consideration per share or the manner or timing of the payment thereof, (2) affects the nature or amount of any fee or expense required to be paid under Article VII or the party responsible for any such amount, or (3) by law requires the further approval by such stockholders, in each case without such further approval by the stockholders of the Company.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 8.6. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that none of the Company, Parent, Holding Corp. or Acquisition Sub may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto and, in the case of the Company, the Special Committee. Notwithstanding anything to the contrary herein, each of Parent, Holding Corp. and Acquisition Sub may assign any of its rights hereunder to any affiliate of Parent, Holding Corp. or Acquisition Sub.

Section 8.7. Specific Performance. The parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the parties agree that, in addition to any other remedies, each party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.

Section 8.8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof).

Section 8.9. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

Section 8.10. Third Party Beneficiaries. This Agreement is solely for the benefit of the Company and its successors and permitted assigns, with respect to the obligations of Parent, Holding Corp. and Acquisition Sub under this Agreement, and for the benefit of Parent, Holding Corp. and Acquisition Sub, and their respective successors and permitted assigns, with respect to the obligations of the Company under this Agreement, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right; provided that the Indemnitees referred to in Section 5.6 hereof shall be third party beneficiaries entitled to enforce the provisions of Section 5.6 of this Agreement and Phoenix Group shall be a third party beneficiary entitled to enforce the provisions of Section 7.3 and Section 5.13 of this Agreement.

Section 8.11. Entire Agreement. This Agreement, including any exhibits or schedules hereto, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all other prior agreements or understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof.

Section 8.12. Counterparts; Fax Signatures; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Each of the parties hereto (i) has agreed to permit the use, from time to time and where appropriate, of faxed signatures in order to expedite the Closing, (ii) intends to be bound by its respective faxed signature, (iii) is aware that the other parties hereto will rely on the faxed signature, and (iv) acknowledges such reliance and waives any defenses to the enforcement of the documents effecting the transactions contemplated hereby contemplated by this Agreement based on the fact that a signature was sent by fax. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

JLMI HOLDINGS, LLC

By:	/s/John L. Macdonald
John L. Macdonald
Manager

JLMI HOLDING CORP.

By:	/s/John L. Macdonald
John L. Macdonald
President

JLMI ACQUISITION CORP.

By:	/s/John L. Macdonald
John L. Macdonald
President

JLM INDUSTRIES, INC.

By:	/s/Michael J. Molina
Michael J. Molina
Vice President and Chief Financial Officer

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